UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Filed by a Party other than the Registrant ☐

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FROZEN FOOD EXPRESS INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FROZEN FOOD EXPRESS INDUSTRIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2012

TO THE SHAREHOLDERS OF
FROZEN FOOD EXPRESS INDUSTRIES, INC.:

Notice is hereby given that the 2012 annual meeting of shareholders of Frozen Food Express Industries, Inc., a Texas corporation (the “Company”), will be held on Wednesday, May 16, 2012, at 2:00 p.m., Central time, in the La Cima Club, 5215 North O’Connor Road, The Tower at Williams Square, Suite 2600, Irving, TX 75039, for the following purposes:

1.	To elect three Class II directors for a three-year term, or until their respective successors are elected and qualified;
2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
3.	To provide an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the enclosed proxy statement under “Executive Compensation;” and
4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.
We encourage you to attend the 2012 annual meeting in person.  Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy or vote using the telephone or Internet at your earliest convenience.

The proxy statement and annual report to shareholders are also available on our hosted website at http://financials.ffex.net/annuals.cfm.  For additional related information, please refer to the “Important Notice of Electronic Availability of Materials for the Shareholder Meeting to be held on May 16, 2012” in the enclosed proxy statement.

Shareholders of record at the close of business on March 21, 2012, are entitled to notice of, and to vote at, the 2012 annual meeting or any adjournment of the meeting.  A list of all shareholders entitled to vote at the meeting is on file and available for inspection by shareholders at our corporate offices, located at 1145 Empire Central Place, Dallas, Texas 75247.

By Order of the Board of Directors

Dallas, Texas	LEONARD W. BARTHOLOMEW
April 19, 2012	Corporate Secretary

TABLE OF CONTENTS

General Information	1
Outstanding Capital Stock; Principal Shareholders	5
Equity Compensation Plan Information	7
Executive Officers	7
Corporate Governance	8
Board of Directors-Meetings and Committees	8
Director Attendance at the Annual Meetings of Shareholders	9
Board Leadership Structure and Role in Risk Oversight	9
Compensation Risk Assessment	10
Consideration of Director Nominees; Nominating and Corporate Governance Committee	10
Procedures for Recommendations of Director Nominees by Shareholders	11
Shareholder Communications with the Board	11
Audit Committee	12
Related Party Transactions Policy	12
Compensation Committee	14
Compensation Committee Interlocks and Insider Participation	14
Nominating and Corporate Governance Committee	14
Proposal 1: Election of Directors	15
Information Concerning Nominees and Directors	15
Director Nominees-Class II (Term Ending 2012)	16
Directors Continuing in Office-Class III (Term Ending 2013)	17
Directors Continuing in Office -Class I (Term Ending 2014)	18
Compensation Discussion and Analysis	20
Executive Compensation Philosophy, Strategy and Objectives	20
2011 Committee Decisions on Executive Compensation	21
Competitive Market	21
Role of the Compensation Committee	22
Role of Management	22
Role of the Compensation Consultant	23
Executive Compensation Components	23
Other Compensation Considerations	27
Change in Control Agreements	28
Report of the Compensation Committee of the Board of Directors	29
Executive Compensation	30
2011 Summary Compensation Table	30
2011 All Other Compensation Table	31
2011 Grants of Plan-Based Awards Table	32
Outstanding Equity Awards at Fiscal Year Ended 2010 Table	33
2011 Option Exercises and Stock Vested Table	33
2011 Non-Qualified Deferred Compensation Table	34
Potential Payments Upon Termination	34
2011 Non-Employee Director Compensation Table	35
Certain Information Regarding Matters Involving Management and Directors	36
Report of the Audit Committee of the Board of Directors	36
Audit Committee Members	37
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	38
Audit and Non-Audit Fees	38
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services	38
Proposal 3: Advisory Vote on Executive Compensation	39
Section 16(a) Beneficial Ownership Reporting Compliance	40
Shareholder Proposals for the 2013 Annual Meeting	40

FROZEN FOOD EXPRESS INDUSTRIES, INC.
1145 Empire Central Place
Dallas, Texas 75247
Telephone: (214) 630-8090

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 16, 2012

ABOUT THE MEETING

•	What is a proxy?
•	What is the difference between a “shareholder of record” and a “street name” holder?
•	Why did I receive more than one proxy card?
•	Who is qualified to vote?
•	How many shares of common stock may vote at the annual meeting?
•	Who can sign the proxy?
•	How do I Vote if I am a Shareholder of Record?
•	How do I Vote Shares Held in Street Name by a Broker, Bank or Other Nominee?
•	Can I vote in person at the annual meeting?
•	What are the Board's recommendations on how I should vote?
•	What are my choices when voting?
•	How will my shares be voted if I do not specify how they should be voted?
•	What constitutes a quorum ?
•	What vote is required to approve each proposal?
•	Can I change my vote after I have mailed in my proxy card?
•	Who will count the votes?
•	Who pays the cost of this proxy solicitation?
•	Is this proxy statement the only way that proxies are being solicited?

This proxy statement, the accompanying proxy card and the annual report to shareholders for the year ended December 31, 2011, of Frozen Food Express Industries, Inc. (“we”, “us” or the “Company”) are being mailed on or about April 19, 2012. Our Board of Directors (the “Board” or “Board of Directors”) is soliciting your proxy to vote your shares at the annual meeting of shareholders or any adjourned sessions of the meeting to be held on May 16, 2012, at 2:00 p.m., Central time, in the La Cima Club, 5215 North O’Connor Road, The Tower Williams Square, Suite 2600, Irving, TX 75039. You can find directions to the annual meeting on the outside back cover of this proxy statement. The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the annual meeting, even if shareholders are not able to attend the meeting. All proxies in the enclosed form that are properly executed and received by us before or at the annual meeting and not revoked will be voted at the annual meeting or any adjournments in accordance with the instructions on the proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to our Corporate Secretary before the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). This proxy statement provides you with information on these matters to assist you in voting your shares.

IMPORTANT NOTICE OF ELECTRONIC AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD MAY 16, 2012

This proxy statement and the Company’s annual report for the year ended December 31, 2011 are also available electronically on our hosted website at http://financials.ffex.net/annuals.cfm.

To access and review the materials made available electronically:

•	Go to: http://financials.ffex.net/annuals.cfm.
•	Click the “Proxy Statement.pdf” link.

We encourage you to review all of the important information contained in the proxy materials before voting.  If you would like to attend the annual meeting in person, please refer to the inside back cover of this proxy statement.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by our Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.

What is the difference between a “shareholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent and registrar, you are a “shareholder of record.”  If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a “street name” holder.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name,” you will receive your proxy card or other voting information from your broker or other custodian, and you will return your proxy card or cards to your broker or other custodian. You should complete and sign each proxy card you receive.

Who is qualified to vote?

You are qualified to receive notice of, and to vote at, the annual meeting if you owned shares of our common stock, par value $1.50 per share, at the close of business on March 21, 2012, the record date for the annual meeting.

How many shares of common stock may vote at the annual meeting?

As of the record date, there were 17,868,269 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote regarding each matter presented.

Who can sign the proxy?

If a shareholder is a company, the accompanying proxy should be signed in its full company name by its president or other authorized officer, who should indicate his or her title. If a shareholder is a partnership, the proxy should be signed in the partnership name by an authorized person. If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator. The executor or administrator should attach to the proxy appropriate instruments showing his or her qualification and authority. Proxies signed by a person as agent, attorney, administrator, executor, guardian or trustee should indicate such person's full title following his or her signature.

How do I Vote if I am a Shareholder of Record?

If you are a shareholder of record mark the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you are a record holder and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board (“FOR” all three of our nominees to the Board, “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year 2012 and “FOR” the approval of the advisory (non-binding) resolution on executive compensation.

How do I Vote Shares Held in Street Name by a Broker, Bank or Other Nominee

If your shares are held in street name by a broker, bank, or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank, or other nominee. Please refer to the voting instructions provided by your account manager. Your broker or other nominee is not permitted to vote your shares on election of directors unless you provide voting instructions. Brokers also do not have discretionary authority to vote on the advisory (non-binding) resolution to approve executive compensation unless you provide voting instructions. Therefore, to be sure your shares are voted, please instruct your broker or other nominee as to how you wish it to vote.

Can I vote in person at the annual meeting?

If you are a shareholder of record, you may vote your shares in person at the annual meeting. If you hold your shares in street name, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the annual meeting.

What are the Board's recommendations on how I should vote?

The Board recommends that you vote:

FOR the election of each of the three nominees to serve as directors on the Board of Directors for a three-year term;

FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the 2012 fiscal year; and
FOR the approval of the advisory (non-binding) resolution on executive compensation.

What are my choices when voting?

With respect to:

Proposal 1 -
You may (i) vote “FOR” electing all Director nominees as a group, (ii) withhold your vote on all Director nominees as a group or (iii) vote “FOR” electing Director nominees as a group except those nominees identified by you in the appropriate area on the proxy card.

Proposal 2 -
You may vote “FOR” or “AGAINST” the ratification of the selection of Grant Thornton LLP as the Company’s independent auditor for fiscal year ending December 31, 2012, or you may elect to abstain from voting.

Proposal 3 -
You may vote “FOR” or “AGAINST” the approval of the compensation of the Company’s named executive officers as described in this proxy statement under “Executive Compensation,” or you may elect to abstain from voting.

How will my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card but fail to give voting instructions, the proxy agents will vote your shares in accordance with the recommendations of our Board of Directors.  The Board of Directors recommends you vote FOR the election of each of the three nominees to serve as directors on the Board of Directors for a three-year term, FOR ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and FOR the advisory (non-binding) resolution to approve executive compensation. The proxy agents will vote according to their best judgment on any other matter that properly comes before the Annual Meeting. At present, the Board of Directors does not know of any other such matters.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on March 21, 2012, the record date, or at least 8,934,135 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

Election of directors.   Upon establishment of a quorum at the annual meeting, Directors will be elected by a plurality of the votes of the issued and outstanding shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on Proposal 1. In a plurality voting, the nominee who receives the most votes for his or her election is elected.  If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Ratification of independent registered public accounting firm.  The affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.

Advisory resolution to approve the compensation of the Company’s named executive officers. The affirmative vote of a majority of the total number of votes cast at the meeting is needed to approve the advisory resolution on the compensation of the Company’s named executive officers.  Abstentions will count as votes cast on this proposal, but will not count as votes “FOR” the proposal.  Therefore, abstentions will have the same effect as votes “against” the proposal.  Additionally, broker non-votes will not be considered to have voted on this proposal, and therefore will have no effect on the proposal.  The individuals named as proxies on the enclosed proxy card will vote your proxy “FOR” this proposal unless you instruct otherwise on the proxy or you will withhold authority to vote.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to our Corporate Secretary that is received prior to the annual meeting, stating that you revoke your proxy;
•	by signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting; or
•	by attending the annual meeting and voting your shares in person.

Who will count the votes?

Representatives from Registrar and Transfer Company, our transfer agent, will count the votes.  Our Corporate Secretary will serve as our inspector of election at the annual meeting.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks, trustees and other nominees for reasonable expenses incurred in forwarding these proxy materials to beneficial owners of shares of our common stock.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy materials on behalf of our Board, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any further questions about voting or attending the annual meeting please contact our Corporate Secretary at secretary@ffex.net or by telephone at 1-800-569-9200.

OUTSTANDING CAPITAL STOCK; PRINCIPAL SHAREHOLDERS

At the close of business on the March 21, 2012, the record date, there were 17,868,269 shares of our common stock outstanding and entitled to be voted at the annual meeting. The following table sets forth certain information as of the record date, except as otherwise indicated, with respect to (i) each person known to our management to be the beneficial owner of more than 5% of our common stock; (ii) each Director and Director nominee; (iii) each “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K, the “NEOs”) identified in the Summary Compensation Table and (iv) all current Directors and executive officers as a group.

		Shares Beneficially Owned (1)
Beneficial Owner	Address	Number		Percent
Beneficial Owners of More than 5%
Thomson Horstmann & Bryant, Inc.	501 Merritt 7 Norwalk, CT 06851	2,159,800	(2)	12.09%
Hawkshaw Capital Management, LLC	400 Madison Avenue, 14th Floor New York, NY 10017	1,872,328	(3)	10.48%
Sarah M. Daniel	612 Linda El Paso, TX 79922	1,712,700	(4)	9.59%
Lucile W. Knight	104 South Commerce St. Lockhart, TX 78644	1,620,200	(5)	9.07%
Stoney M. Stubbs, Jr.	158 Jellico Circle Southlake, TX 76092	1,490,343	(6)	8.34%
Dimensional Fund Advisors, LP	Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,411,281	(7)	7.90%
Frozen Food Express Industries, Inc. 401(k) Savings Plan, by Delaware Charter Guarantee & Trust Company, as Trustee	1013 Centre Road Wilmington, DE 19805	1,171,191	(8)	6.55%
FMR LLC	82 Devonshire Street Boston, MA 02109	1,003,693	(9)	5.62%
Directors, Nominees and NEOs
Stoney M. Stubbs, Jr.		1,490,343	(6)	8.34%
S. Russell Stubbs		473,543	(10)	2.64%
John T. Hickerson		208,680	(11)	1.17%
John R. McManama		59,148	(12)	*
Brian R. Blackmarr		53,546	(13)	*
Jerry T. Armstrong		34,133	(14)	*
T. Michael O'Connor		27,921	(15)	*
W. Mike Baggett		24,272	(16)	*
Barrett D. Clark		18,432	(17)	*
Kevin K. Kilpatrick		13,280	(18)	*
All Directors and Executive Officers as a Group (10 persons)		2,403,298	(19)	13.40%

        * Less than 1%.

(1)	Except as otherwise noted, all shares are held directly, and the owner has sole voting and investment power.
(2)	Information concerning the number of shares owned by Thomson Horstmann & Bryant, Inc. is as of December 31, 2011 and was obtained from a Schedule 13G filed on February 1, 2012.
(3)	Information concerning the number of shares owned by Hawkshaw Capital Management, LLC is as of December 31, 2011 and was obtained from a Schedule 13G/A filed on February 14, 2012.
(4)
Ms. Daniel has sole voting and dispositive power over 48,590 shares, joint voting and dispositive power with her husband over 45,150 shares and shared voting and dispositive power with Ms. Knight over 1,321,332 shares owned by Weller Investment, Ltd. and 297,628 shares owned by Weller Properties, Ltd.

(5)
Ms. Knight has sole voting and dispositive power over 1,240 shares and shared voting and dispositive power with Ms. Daniel over 1,321,332 shares owned by Weller Investment Ltd. and 297,628 shares owned by Weller Properties, Ltd.

(6)
Includes 15,304 shares of restricted stock for which Mr. Stoney M. Stubbs, Jr. has voting power, 68,304 shares held in his IRA and 1,062,256 shares held in family partnerships controlled by Mr. Stoney M. Stubbs, Jr.

(7)	Information concerning the number of shares owned by Dimensional Fund Advisors, LP is as of December 31, 2011 and was obtained from a Schedule 13G/A filed on February 13, 2012.
(8)
Information concerning the number of shares owned by Frozen Food Express Industries, Inc. 401(k) Savings Plan, by Delaware Charter Guarantee & Trust Company, as Trustee, is as of December 31, 2011, and was obtained from a Schedule 13G/A filed February 7, 2012.

(9)	Information concerning the number of shares owned by FMR LLC is as of December 31, 2011 and was obtained from a Schedule 13G/A filed on February 14, 2012.
(10)
Includes 50,000 shares issuable pursuant to options exercisable within 60 days of March 21, 2012, 117,834 shares of restricted stock for which Mr. S. Russell Stubbs has voting power, 47,488 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 8,350 shares allocated to his account in the FFE Transportation Services, Inc. 401(k) Wrap Plan, 1,112 shares held in a partnership controlled by Mr. S. Russell Stubbs, 5,727 shares held by his spouse and 6,116 shares held in irrevocable trusts of which Mr. S. Russell Stubbs is the trustee.

(11)
Includes 108,768 shares of restricted stock for which Mr. Hickerson has voting power, 11,064 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan and 11,054 shares allocated to his account in the FFE Transportation Services, Inc. 401(k) Wrap Plan.

(12)	Includes 47,934 shares of restricted stock for which Mr. McManama has voting power and 452 shares allocated to his account in the FFE Transportation Services, Inc. 401 (k) Wrap Plan.
(13)	Includes 3,750 shares issuable pursuant to options exercisable within 60 days of March 21, 2012 and 10,026 shares of restricted stock for which Mr. Blackmarr has voting power.
(14)	Includes 13,125 shares issuable pursuant to options exercisable within 60 days of March 21, 2012 and 10,026 shares of restricted stock for which Mr. Armstrong has voting power.
(15)	Includes 3,750 shares issuable pursuant to options exercisable within 60 days of March 21, 2012 and 10,026 shares of restricted stock for which Mr. O'Connor has voting power.
(16)	Includes 2,142 shares issuable pursuant to options exercisable within 60 days of March 21, 2012 and 10,026 shares of restricted stock for which Mr. Baggett has voting power.
(17)	Includes 10,026 shares of restricted stock for which Mr. Clark has voting power.
(18)	Includes 10,026 shares of restricted stock for which Mr. Kilpatrick has voting power.
(19)
Includes 72,767 shares issuable pursuant to options exercisable within 60 days of March 21, 2012, 349,996 shares of restricted stock with voting power, 58,552 shares allocated to the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 19,856 shares allocated to the FFE Transportation Services, Inc, 401(k) Wrap Plan, 68,304 shares held by an IRA, 1,063,368 shares held by family partnerships, 5,727 shares held by a spouse, and 6,116 shares held by trusts.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our compensation plans under which shares of our common stock are authorized for issuance as of December 31, 2011:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	448,000	$7.98	936,000

We have two equity compensation plans approved by security holders: (i) the Amended and Restated Frozen Food Express Industries, Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) and (ii) the Amended and Restated Non-Employee Director Restricted Stock Plan (the “Director Plan”).

The 2005 Stock Incentive Plan, as amended and restated, was approved by the Company’s shareholders on May 20, 2009. The 2005 Stock Incentive Plan has a ten-year term and a total of 2,700,000 shares are reserved for issuance under it, except that no more than 1,000,000 shares of common stock may be awarded in the form of shares of restricted stock, stock units, or performance shares.  The 2005 Stock Incentive Plan provides for the grant of incentive stock options, nonstatutory options, shares of restricted stock, stock appreciation rights (“SARs”), stock units and performance share awards to key employees, including officers and directors who may be employees, and non-employee consultants or advisors. The 2005 Stock Incentive Plan is administered by our Compensation Committee, which has full authority, subject to the terms of the 2005 Stock Incentive Plan, to determine award recipients the number of shares of common stock represented by each award, the date or dates on which options and SARs are granted and exercisable, the exercise and base price of options and SARs, and the date or dates at which shares of restricted stock, stock units or performance shares will be issued, vested or exercisable.

For additional information regarding the Director Plan, see “2011 Non-Employee Director Compensation Table” on page 35.

EXECUTIVE OFFICERS

The table below sets forth certain information regarding our principal officers including our current executive officers:

Name	Age	Position
S. Russell Stubbs (1)	48	Chief Executive Officer and President
John T. Hickerson	60	Executive Vice President, Chief Operating Officer
John R. McManama	59	Senior Vice President and Chief Financial Officer
Stoney M. Stubbs, Jr. (1)	75	Chairman of the Board and Former Chief Executive Officer

(1)
Mr. Stoney M. Stubbs, Jr. retired as  Chief Executive Officer (“CEO”) effective at the end of day February 28, 2011.  Mr. Stubbs remained on the company’s Board of Directors, continuing his role as Chairman of the Board.  Mr. Stubbs was replaced as CEO by S. Russell Stubbs, who retained his position as President of the company.

See Stoney M. Stubbs, Jr.’s biography under Proposal 1: Election of Directors.
See S. Russell Stubbs’ biography under Proposal 1: Election of Directors.
See John T. Hickerson’s biography under Proposal 1:  Election of Directors.

John R. McManama – 59

Mr. McManama is our Senior Vice President and Chief Financial Officer (“CFO”) since May 19, 2010 and previously served as Vice President and Interim Chief Financial Officer since November 6, 2009.  Mr. McManama is a Certified Public Accountant. He previously served as Vice President of Finance since April 2009, Vice President of Strategic Planning since April 2008 of FFE Transportation Services, Inc. and Director of Operations of FFE Logistics Inc. since November 2007, both wholly-owned subsidiaries of the Company. From September 2007 until October 2007, Mr. McManama served as acting President and Chief Executive Officer of Blue Wing Global Logistics and from August 2006 until September 2007, he was their Chief Financial Officer. From April 2005 until July 2006, he was Vice President of Finance for Central Freight Lines, Inc.  Mr. McManama is a graduate of the University of Alabama, Birmingham and has an MBA from the University of Houston.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Having such principles is essential to running our business with integrity and maintaining our credibility with our customers, our vendors, our employees, our shareholders and the general public. Our Board of Directors has adopted charters for the following standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  The charters for these committees, as well as our Code of Business Conduct and Ethics (the “Code of Ethics”) and our Policy Regarding Related Party Transactions may be accessed under “Documents & Charters” under subsection “Corporate Governance” within our “Investors” section of our website at http://financials.ffex.net.  You may also request copies of these documents, without charge, from our Corporate Secretary. Such requests should be directed to our Corporate Secretary at Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247 or emailed to secretary@ffex.net.

The Code of Ethics applies to all of our Directors and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Ethics addresses all NASDAQ Stock Market (“NASDAQ”) content requirements and includes provisions addressing conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets, compliance with our policies, and with laws, rules and regulations. No waivers of the Code of Ethics were requested or granted in 2011.

The Board, its standing committees and management remain committed to proactive pursuit of best practices of corporate governance, accountability and transparency. Our website has links to our filings with the Securities and Exchange Commission (the “SEC”), including all Forms 3, 4 or 5 filed pursuant to Section 16 of the Securities Exchange Act of 1934, as amended??? (the “Exchange Act”). Additional information may be accessed under the “Investors” section of our website at http://financials.ffex.net, including information on the composition and functions of our Board of Directors and its committees and instructions for submission of shareholder communications to the Board.

Board of Directors - Meetings and Committees

Our Bylaws provide that our Board shall consist of nine Directors.  The Board has affirmatively certified that none of our six non-employee Directors (Jerry T. Armstrong, W. Mike Baggett, Brian R. Blackmarr, Barrett D. Clark, Kevin K. Kilpatrick and T. Michael O'Connor) has any material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of NASDAQ director independence standards. Accordingly, a substantial majority of the Board is currently independent, which is consistent with the SEC rules and the NASDAQ director independence standards.

Our Board met in person or by teleconference five times during the year ended December 31, 2011.  Our Board has three standing committees: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committees, each of which selected a committee chairman from its members.  Only independent Directors serve on the Board's standing committees.  During 2011, each incumbent Director attended at least 75% of the meetings held by our Board of Directors and the committees of which he was a member. The membership of each of the committees and the number of meetings held by each committee during 2011 is reflected in the following table:

Name of Independent Director	Audit	Compensation	Nominating
Jerry T. Armstrong	Chairman
W. Mike Baggett	X	X	Chairman
Brian R. Blackmarr		Chairman	X
Barrett D. Clark	X		X
Kevin Kilpatrick		X
T. Michael O’Connor	X
Number of committee meetings in Fiscal 2011	9	3	1
X = Committee member

Director Attendance at the Annual Meetings of Shareholders

Absent unusual circumstances, we expect all our Directors to attend all annual meetings of shareholders. All Directors attended our 2011 annual meeting.

Board Leadership Structure and Role in Risk Oversight

Our Board consists of nine board members, six of whom are independent within the meaning of NASDAQ listing standards.  Key to the Company’s risk oversight are the requirements that all Board members who comprise the membership of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee must be independent.  Each of these three committees is led by a committee chairman.  The agenda for each committee meeting is set by the chairman, and each committee is required to report on its work to the full Board.  Our independent directors meet in executive session as often as they deem appropriate, typically coinciding with regular Board meetings. Jerry T. Armstrong presides as chairman of our independent director meetings and Brian R. Blackmarr keeps the meeting minutes.  On February 23, 2011, the Board of Directors amended our bylaws to seperate the positions of Chairman of the Board and Chief Executive Officer, allowing the company to have a non-executive Chairman of the Board in addition to the Chief Executive Officer.  This structure provides the flexibility to allow one person to serve in both capacities or to fill each position with a different individual.   Following his resignation as the Chief Executive Officer in February 2011,  Stoney M. Stubbs, Jr. has remained on the company’s Board of Directors, continuing his role as Chairman of the Board.

The Board is responsible for oversight of our risk management.  Much of this is managed by the Audit Committee as required by the Audit Committee Charter.  The Audit Committee is responsible for reviewing with management financial and enterprise risk, including guidelines related to how this risk is managed; critical accounting policies; company compliance programs; internal control and supervision of the Internal Audit department; discussions and reviews with the independent registered public accounting firm; review of reports from legal counsel; approval of earnings releases and external reporting; and other reviews as deemed necessary or directed by the Audit Committee Charter.  The Audit Committee is responsible for communication of all functions to the full Board of Directors.  The Nominating and Corporate Governance Committee, in conjunction with the Audit Committee, is responsible for risk assessment as it relates to corporate governance and the Code of Ethics.  The Company’s Code Compliance Officer reports to the Nominating and Corporate Governance Committee.  The Compensation Committee assesses risks related to any compensation programs.

The full Board of Directors receives regular reports from the Company’s Vice President of Risk Management concerning all risk management programs.  Additionally, the independent directors of the Board review all legal issues that could present significant risk to the Company.  The Board of Directors believes that the work performed by all Board committees and required reporting by corporate management, as well as the leadership provided by the Chairman and Chief Executive Officer provides effective oversight of the Company’s risk management function.

We believe that the make-up of the Board, with a majority of independent directors who meet regularly as an independent body and provide leadership through the independent committees they chair, coupled with dividing the positions of non-executive Chairman of the Board and Chief Executive Officer between two individuals with extensive experience within the Company, provides the most effective form of leadership going forward for the Company.  This structure provides both a non-executive to oversee the Board of Directors and a clear lead executive of our Company, who may be seen by our shareholders, customers, business partners and employees as providing strong leadership for the Company and within our industry and as a fervent member of our communities.

Compensation Risk Assessment

Our compensation programs have been designed with features that discourage executives from taking unnecessary and excessive risks. We have reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on the Company. We believe our programs reflect sound risk management practices including:

•	using a variety of compensation vehicles to provide a balance of long and short-term incentives with fixed and variable components;
•	capping our Discretionary Bonus Plan awards at 100% of compensation;
•
providing for the Compensation Committee to have discretion over pre-tax targets and percentages to be used to calculate bonuses for the subsequent fiscal year under the Executive Plan, providing the bonuses are exempt from the limitation set forth in Section 162(m) of the Code; and

•
providing for our restricted stock awards to vest over many years, so while the potential compensation an executive can receive through the restricted stock awards is tied directly to appreciation of our stock price, taking excessive risk for a short term gain is incompatible with an executive officer maximizing the value of equity incentive awards over the long term.

Consideration of Director Nominees; Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee (“NCGC”) include certain corporate governance activities in connection with the administration of the Code of Ethics.  The NCGC’s charter outlines its primary responsibilities. Our NCGC consists of W. Mike Baggett (Chairman), Brian Blackmarr and Barrett D. Clark, each of whom is independent within the meaning of the NASDAQ listing standards.  The NCGC met one time in the last fiscal year.  The NCGC has the responsibility to periodically assess, develop and communicate with our Board concerning the appropriate criteria for nominating and appointing Directors, including our Board's size and composition, applicable listing standards and laws, individual Director performance, expertise, experience, willingness to serve actively, number of other public and private company boards on which a Director candidate serves, consideration of Director nominees timely proposed by shareholders in accordance with our Bylaws and other appropriate factors. Other specific duties and responsibilities of our NCGC include recommending to our Board the individuals to be nominated for election as Directors at each annual meeting of shareholders, identifying and recommending to our Board the appointees to be selected by the Board for service on the committees of the Board, retaining and terminating any search firm used to identify Director candidates, overseeing an annual review of the performance of the full Board and performing any other activities our Board considers appropriate. Our Board considers the recommendations of the NCGC with respect to the nominations of directors to the Board, but otherwise retains authority over the identification of nominees. Candidates to serve on our Board of Directors are considered based upon various criteria, such as ethics, business and professional activities, relevant business expertise, available time to carry out our Board's duties, conflicts of interest, service on other boards and commitment to our overall performance. The NCGC will make an effort to maintain representation on our Board of members who have substantial and direct experience in areas of importance to us.  The NCGC has not considered racial or ethnic diversity in evaluating possible directors.  It does not believe race or ethnic background is relevant to a person’s qualifications to serve on the Board.  While it recognizes the benefits of diversity of training and experience, it does not believe that race or ethnic background significantly affect a person’s ability to contribute to our Board.  The Nominating and Corporate Governance Committee Charter is available under “Documents & Charters” under subsection “Corporate Governance” within our “Investors” section of our internet website at http://financials.ffex.net.

Procedures for Recommendations of Director Nominees by Shareholders

Our NCGC is charged with the responsibility, among others, of recommending to the Board the individuals to be nominated for election as directors at each annual meeting of stockholders. Following a recommendation by the NCGC, all of our Directors participate in the consideration of nominees for our Board. In addition to the nominating duties performed by NCGC under its charter, our Board has adopted the nomination policy described in this section for the consideration of Director candidates whose names are submitted by our shareholders.  If you wish to submit candidates for consideration at our 2013 annual meeting, you should send the following information to our Corporate Secretary at Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247 on or before December 20, 2012:

•	your name and address as it appears on our books and records; the number and class of shares you own beneficially and of record, the length of period held and proof of ownership of such shares;
•	name, age and address of the candidate;
•
a detailed resume describing, among other things, the candidate's educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	any information regarding any relationships between us and the candidate within the last three years;
•
any information relating to such candidate that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to the Exchange Act, and rules adopted thereunder;

•	a description of any arrangements or understandings between you and such candidate;
•	a supporting statement which describes the candidate's reasons for seeking election to our Board, and documents his or her ability to satisfy the Director qualifications; and
•	a signed statement from the candidate, confirming willingness to serve on our Board.

Our Corporate Secretary will promptly forward such materials to the NCGC and will maintain copies of such materials for future reference by the NCGC for use when nominating persons for election or when filling vacant Board positions.

If a vacancy arises or if our Board decides to expand its membership, our NCGC will seek recommendations of potential candidates from a variety of sources (which may include incumbent Directors, shareholders, our management and third-party consultants). At that time, the NCGC will consider potential candidates submitted by shareholders in accordance with the procedures described above. The NCGC will then evaluate each potential candidate's educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on our Board. The NCGC will seek to identify and recruit the best available candidates and intends to evaluate qualified shareholder candidates on the same basis as those submitted by other sources.

After completing this process, our NCGC will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the NCGC will rank them by order of preference, depending on their respective qualifications and our needs. The NCGC will then contact the desired candidate(s) to evaluate their potential interest and to schedule interviews. All such interviews will be held in person and will include only the candidate and the NCGC. Any travel expenses incurred by the candidate may be at the expense of the candidate, at the discretion of the NCGC. Based upon interview results, the candidate's qualifications and appropriate background checks, the NCGC will then decide whether it will recommend the candidate's nomination to the full Board.

Shareholder Communications with the Board

Our Board has adopted the following procedures for shareholders to send communications to the full Board or individual Directors.

Shareholders seeking to communicate with our Board should submit their comments in writing to our Corporate Secretary at Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247 or by email to secretary@ffex.net. Our Corporate Secretary will forward all such communications (excluding routine advertisements and business solicitations and communications that the Corporate Secretary deems not a bona fide shareholder communication) to each member of our Board, or if applicable, to the individual Director(s) named in the correspondence. Subject to the following, the Chairman of the Board and our independent Directors will receive copies of such shareholder communications, including those addressed to individual Directors, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman of the Board. In such an event, our Corporate Secretary will first consult with and receive the approval of our independent Directors before disclosing or otherwise discussing the communication with the Chairman of the Board.

We reserve the right to screen materials sent to our Directors for potential security risks or harassment purposes, and we also reserve the right to verify stock ownership status before forwarding communications to our Board.

Our Corporate Secretary will determine the appropriate timing for forwarding shareholder communications to our Directors. He or she will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.

Shareholders can also communicate with our Board at the annual meeting of shareholders.

Audit Committee

We have established and maintain an Audit Committee in accordance with the rules promulgated under the Exchange Act. Our Audit Committee assists our Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, the qualifications of our independent registered public accounting firm, compliance with legal and regulatory requirements, our internal audit function and internal controls over financial reporting. The Audit Committee works closely with management as well as our independent auditors and currently consists of Jerry T. Armstrong (Chairman), W. Mike Baggett, Barrett D. Clark and T. Michael O'Connor, all of whom meet the independence criteria of audit committee members prescribed by the NASDAQ listing standards' financial literacy requirements. Our Board has determined that Mr. Armstrong meets the requisite SEC criteria to qualify as an audit committee financial expert. Our Audit Committee met nine times during 2011. The Audit Committee operates pursuant to a written charter that has been approved and adopted by our Board and is reviewed and reassessed annually by the Committee. The Audit Committee Charter is available under “Documents & Charters” under subsection “Corporate Governance” within our “Investors” section of our internet website at http://financials.ffex.net. The “—Report of the Audit Committee” is included herein and appears on page 37 of this proxy statement.

Related Party Transactions Policy

The Board has adopted written policies and procedures for the review of all “Related Party Transactions”, which include any relationship, arrangement, or transaction or any series of similar relationships, arrangements or transactions involving an amount exceeding $25,000 between the Company and any of our executive officers, directors, director nominees or 5% shareholders or their immediate family members (collectively, “Related Parties”).

All Related Party Transactions proposed to be entered into by the Company must be reported to the Company’s CFO who is required to submit a recommendation to the Audit Committee for review.  If the Audit Committee recommends approval of the Related Party Transaction, such recommendation is required to be submitted to the independent directors of the Board (the “Independent Board”) meeting in executive session for review.  The Related Party Transaction must be approved by a majority of the members of the Independent Board prior to the effectiveness or consummation of the transaction, whenever practicable.  If the CFO determines that advance approval of a Related Party Transaction is not practicable under the circumstances, the Audit Committee who is required to review the Related Party Transaction at its next meeting and, in its discretion, may recommend ratification of the Related Party Transaction at the next meeting of the Independent Board or at the next meeting following the date that the Related Party Transaction comes to the attention of the CFO; provided, however, that the CFO is required to present a Related Party Transaction arising in the time period between meetings of the Audit Committee to the chair of the Audit Committee, who is required to review and may approve the Related Party Transaction, subject to ratification by the Audit Committee and by the Independent Board at the next meeting of the Audit Committee and the Independent Board.  Any Related Party Transaction that is not recommended by the Audit Committee and approved by the Independent Board prior to its effectiveness or consummation and that is not subsequently ratified by the Audit Committee and the Independent Board at the next meeting shall be voidable at the option of the Independent Board and all persons subject to the policy are required to take all necessary action to unwind any Related Party Transaction voided by the Audit Committee or the Independent Board on terms that are fair to the Company and its shareholders.

A Related Party Transaction reviewed will be considered approved or ratified if it is recommended by the Audit Committee and approved by the Independent Board in accordance with the standards set forth in the policy after full disclosure of the Related Party's interests in the Related Party Transaction.  As appropriate, the Audit Committee and the Independent Board are required to review and consider the following:

●	the Related Party's relationship to the Company and interest in the Related Party Transaction (as an approximate dollar value, without regard to profit or loss);

●	the approximate total dollar value involved in the Related Party Transaction;

●	whether the Related Party Transaction was undertaken in the ordinary course of business of the Company;

●	whether the Related Party Transaction is proposed to be, or was, entered into on the terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

●	whether the Related Party Transaction would impair the independence, pursuant to NASDAQ Rule 5605(a)(2), or any successor rule, of a Director on the Independent Board;

●	whether the Related Party Transaction would require a waiver of our Code of Ethics;

●	the terms on which the Related Party offers the products or services involved in the Related Party Transaction to unrelated parties;

●	the purpose, and the potential benefits to the Company, of the Related Party Transaction; and

●
any other information regarding the Related Party Transaction or the Related Party in the context of the proposed Related Party Transaction that would be material to investors and shareholders of the Company in light of the particular Related Party Transaction.

The Board has determined that the following transactions and circumstances do not create a material direct or indirect interest on the part of the Related Party and are not, therefore, Related Party Transactions:

●	transactions available to all employees generally or to all employees in the same category;

●	interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis;

●
transactions involving compensation to an executive officer (a) if the compensation is required to be reported in the Company’s proxy statement under the compensation disclosure requirements in Item 402 of Regulation S-K; or (b) if the compensation would be required to be reported in the Company’s proxy statement under the compensation disclosure requirements in Item 402 Regulation S-K if the executive officer was also a “named executive officer” (as defined in Item 402 of Regulation S-K), and the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation, except that subsection (b) of this paragraph would be considered a Related Party Transaction if such executive officer is also an immediate family member of another executive officer or Director of the Company;

●	transactions involving compensation to a Director for services as a Director of the Company if such compensation will be reported pursuant to Item 402(k) of Regulation S-K; and

●	transactions in which the rates or charges involved are determined by competitive bids.

The Policy Regarding Related Party Transactions is available under “Documents & Charters” under subsection “Corporate Governance” within our “Investors” section of our internet website at http://financials.ffex.net.

Compensation Committee

The principal functions of our Compensation Committee are to review and approve executive officer compensation and employee compensation matters, including matters regarding our various benefit plans, independently or in conjunction with our Board, as appropriate. Specific duties and responsibilities include, among others, reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of each executive officer in accordance with those objectives, approving and amending our incentive compensation and stock option program and recommending compensation arrangements for our Directors. To fulfill its responsibilities, the Compensation Committee met three times during 2011. The Compensation Committee currently consists of Brian R. Blackmarr (Chairman), W. Mike Baggett and Kevin K. Kilpatrick, all of whom meet the independence criteria prescribed by NASDAQ. The Compensation Committee has adopted a charter, and it is available under “Documents & Charters” under subsection “Corporate Governance” within our “Investors” section of our internet website at http://financials.ffex.net.   The “—Report of the Compensation Committee” is included herein and appears on page 29 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2011, no member of our Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director under Item 404 of Regulation S-K.

Nominating and Corporate Governance Committee

              The principal functions of the NCGC are to screen individuals who are eligible and qualified to serve on the Board and to recommend those individuals to the full Board, oversee our corporate governance standards and our Code of Ethics.  Only people who have been screened and recommended by the NCGC can be considered by the Board for either interim appointment to the Board, or for nomination for election by shareholders to the Board of Directors.  The NCGC met one time during 2011.  The NCGC currently consists of Chairman W. Mike Baggett, Brian R. Blackmarr and Barrett D. Clark, each of whom meet the independence criteria prescribed by NASDAQ.  The NCGC adopted a charter and it is available under “Documents & Charters” under subsection “Corporate Governance” within our “Investors” section of our internet website at http://financials.ffex.net.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board consists of nine Directors.  Each year, the Directors in one of the three classes are elected to serve for a three-year term. At the 2012 Annual Meeting, three Class II directors are nominated for election for a three-year term or until their successors are elected and qualified. The current term for Class I Directors will expire at the 2014 annual meeting of shareholders and the current term for Class III Directors will expire at the 2013 annual meeting of shareholders.

Upon the recommendation of the NCGC, the Board of Directors proposes the following nominees, all of whom are currently serving as Class II Directors, be elected as Class II Directors for three-year terms expiring in 2015:

Brian R. Blackmarr
W. Mike Baggett
John T. Hickerson

The Board recommends that you vote FOR the election of all three individuals who have been nominated to serve as a Director. Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of the persons named as nominees in this proxy statement.  If you wish to give specific instructions with respect to the voting of Directors, you may do so by indicating your instructions on your proxy or voting instruction card.

If, at the time of the annual meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be used to vote for a substitute or substitutes as may be designated by the NCGC and our Board. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Information Concerning Nominees and Directors

Our directors bring a broad range of leadership and experience to the boardroom and regularly contribute to the dialogue involved in effectively overseeing and guiding the business and affairs of the Company. Our Board consists of two employees of the Company, our Chief Executive Officer and President, and our Chief Operating Officer (“COO”), one non-employee, non-independent director and six non-employee independent directors.  Though the members of the Board have been selected to provide a wide range of viewpoints, the atmosphere of our Board is professional and collaborative. Preparation, engagement and participation are expected from our directors and we insist on high personal and professional ethics, integrity and values. All of our current directors and nominees satisfy such requirements. The Board has adopted Corporate Governance Guidelines, which are observed by all directors. With a diverse mix of experience, backgrounds and skill sets, the Board believes it is well positioned to represent the best interests of the shareholders. The principal occupation, specific experience, qualifications, attributes or skills and certain other information about the nominees and other directors whose terms of office continue after the annual meeting are set forth on the following pages.

Director Nominees — Class II (Term Ending 2012)

Brian R. Blackmarr, Director since 1990

Mr. Blackmarr, 70, has been President and Chief Executive Officer of Fusion Laboratories, Inc., an information technology services and proprietary software company, since January 2002.   Mr. Blackmarr, a Registered Professional Engineer and Certified Arbitrator, is a widely known consultant in software and technical services.  He has brought several software products to market and has conducted professional seminars on a variety of technical topics in five continents.  Mr. Blackmarr founded B.R. Blackmarr and Associates, the predecessor to Fusion Laboratories, Inc.  He has also served on the IT Advisory Council for Texas Tech University.

Mr. Blackmarr’s extensive technology experience has been beneficial in providing guidance to the Company and Board of Directors in information technology related matters as the transportation industry has become more dependent on technology to improve service and hold costs in check.  His experience in marketing, product development and as a business founder and entrepreneur contributes greatly to corporate strategy and governance.  Mr. Blackmarr has been a major contributor to the Board, and Company, for two decades.  Mr. Blackmarr serves as the Chairman of our Compensation Committee and serves as a member of our NCGC. He is a graduate of The University of Texas at Austin, holding both a Bachelor of Science and a Master of Science in Mechanical and Industrial Engineering.

W. Mike Baggett, Director since 1998

Mr. Baggett, 65, has been Chairman Emeritus and Shareholder of Winstead PC, a Dallas-based business law firm of 300 lawyers, from 2006, and was their Chairman and Chief Executive Officer from 1992. He has successfully argued six published opinions of the Texas Supreme Court and has tried over fifty commercial claims at the trial level.  Mr. Baggett is a well known author and lecturer before judicial conferences, bar associations, law schools, trade and industry groups.  His expertise in law includes commercial and securities litigation, and he is Board Certified in Civil Trial Law.

His thirty-nine years of experience as an attorney for public and private entities provides valuable guidance to our Company and our Board of Directors in all aspects of corporate law, corporate governance and finance. Mr. Baggett’s almost thirteen years as a member of the Board allows him significant insight and experience to help shape the direction of the Company.  Mr. Baggett serves as the Chairman of our NCGC and serves as a member of both our Audit Committee and Compensation Committee. Mr. Baggett is a graduate of Texas A&M University in accounting, and the Baylor School of Law, cum laude.

John T. Hickerson, Executive Vice President and Chief Operating Officer, Director since 2009

Mr. Hickerson, 60, has been our Executive Vice President and Chief Operating Officer since January 15, 2010 and previously served as Senior Vice President and Chief Marketing Officer of the Company beginning on February 25, 2009.  Additionally, he served as Senior Vice President and Chief Marketing Officer of FFE Transportation Services since September 26, 2007 and as President of FFE Logistics, Inc. since January 15, 2007, both wholly-owned subsidiaries of the Company.  From January 2006 until January 2007, Mr. Hickerson was Chairman and CEO of Pacer Transport, Inc.  From January 2004 until November 2005, he was Vice President of Domestic Intermodal at Burlington Northern Santa Fe Railway. Mr. Hickerson’s experience also includes tenures at Con-Way Transportation Services as President of Con-Way Southern Express from 1989 through 2002 and as President of the Roadway Regional Group in 2003.  He also served on the Board of Directors for Blue Wing Global Logistics in 2006 and 2007.

Mr. Hickerson brings over thirty-two years of diversified transportation experience to the Company and the Board of Directors.  He has served as Chairman of the Texas Motor Transportation Association, as Texas State Vice President of the American Trucking Association, on the Board of Directors of the Texas Chamber of Commerce and is currently a member of the Texas Motor Transportation Association Executive Advisory Board.  In addition, Mr. Hickerson’s extensive background in diversified transportation sales and operations gives him a unique perspective for his leadership position on the Board and in the Company.  Mr. Hickerson graduated from Centenary College and received post graduate education through the UCLA Anderson School of Business and Columbia University’s Senior Executive Program.

Directors Continuing in Office — Class III (Term Ending 2013)

Stoney M. Stubbs, Jr., Chief Executive Officer, Director since 1980

Mr. Stubbs, 75, has been our non-executive Chairman of the Board since March 1, 2011 and previously served as Chairman of the Board and Chief Executive Officer beginning on January 15, 2010.  He previously served as Chairman of the Board, President and Chief Executive Officer since 1980.   Mr. Stubbs joined the company in 1960 as a management trainee and subsequently advanced through the organization until ultimately being appointed to Chairman, President and Chief Executive Officer in 1980.  Mr. Stubbs has extensive experience in the transportation industry, having served as Chairman of the Truckload Carriers Association and the Texas Motor Transportation Association.  Mr. Stubbs continues to serve on the Board of Directors of the Truckload Carriers Association and the Advisory Committee for the Texas Motor Transportation Association, as well as serving as Vice President at large for the American Trucking Association.  Mr. Stubbs has been honored with Leadership Awards from the Truckload Carrier Association and the Texas Motor Transportation Association.

Mr. Stubbs brings five decades of experience in the transportation industry as an industry leader and served as our Chairman of the Board, President and Chief Executive Officer for over 30 years.  Mr. Stubbs graduated from Texas A&M University and is the father of S. Russell Stubbs, our Chief Executive Officer, President and a Class I Director.

T. Michael O’Connor, Director since 1992

Mr. O’Connor, 57, is a fifth generation South Texas rancher, entrepreneur and businessman.  He has been Chief Executive Officer of O’Connor Ranch, with interests in agriculture and energy, since 1990.  He is currently serving as Sheriff of Victoria County Texas, since January 2005. Mr. O’Connor currently serves as President of the South Texas Coastal Sheriff’s Alliance consisting of twenty-four counties in South Texas.  He is also Chairman of the Law Enforcement Alliance Project and a member of the Project Safe Neighborhood Task Force of the Southern District through the United States Attorney’s Office.  Mr. O’Connor serves on the Ethics and Standards Committee of the National Sheriff’s Association.  Mr. O’Connor is a former Vice Chairman of the Texas A&M University System Board of Regents and served on the Texas State Government Management Task Force.  He was appointed to serve on the Texas Border Security Council by Governor Rick Perry in 2007, which advises on homeland security issues. He has more than thirty years of experience in law enforcement and as a successful businessman.

Mr. O’Connor brings expertise in governance, leadership, safety, security and ethics to our Board.  His knowledge and leadership in law enforcement and border security provides direction to the Company’s South Texas and border operations.  Over the past thirty years, Mr. O’Connor has been actively involved in various businesses and agencies related to agriculture, banking, energy, higher education and law enforcement, which have allowed him to gain experience in the areas of enterprise restructuring, policy and procedures, budgeting, audit review, investments and acquisitions.  Mr. O’Connor has over nineteen years of experience on our Board and has in-depth knowledge of the company’s operations and needs.  Mr. O’Connor is also a member of our Audit Committee.  Mr. O’Connor is a graduate of Texas A&M University.

Jerry T. Armstrong, Director since 2003

Mr. Armstrong, 73, has been Chairman, Chief Executive Officer and Director of Wind Associates, Inc., a private investment and management company, since 1997. From June 1988 to June 1997, Mr. Armstrong was Chairman, President and Chief Executive Officer of Merchants, Inc., and from February 1984 until June 1988, he was President and Chief Executive Officer of the Wedge Group, Inc., both parent corporations of diversified transportation companies. He also served on the Board of Directors of Landstar System, Inc. from March 1991 until May 1994. Over a forty-nine year career, Mr. Armstrong held chief executive positions with and served on the boards of ANR Freight Systems, Inc., Garrett Freight Lines, Inc., Riss International, Inc., Landair Corporation and Johnson Motor Lines, Inc., all transportation related companies.

His extensive career in transportation and leadership roles in large trucking entities provides Mr. Armstrong with the experience and wisdom to be an effective member of our Board of Directors. Mr. Armstrong serves as the Chair of our Audit Committee and is an Audit Committee financial expert.  He is a graduate of the University of South Alabama and received post graduate education through the senior executive program at the Wharton School of Business at the University of Pennsylvania.

Directors Continuing in Office — Class I (Term Ending 2014)

Barrett D. Clark, Director since 2007

Mr. Clark, 39, has been Managing Partner of Clark Cattle Company, a ranching operation with holdings throughout the United States and Mexico, since 1995.  He also manages Trinity Country Real Estate, a land investment and brokerage company with domestic and international property holdings.  Additionally, Mr. Clark sits on the oversight board of Breck Operating, Inc., a privately-owned oil and gas operating company with properties in 17 states and Canada.

Mr. Clark brings significant experience in managing large multi-location operations.  His background in agricultural products and ranching provides significant insight into the workings of bringing commodity driven products to market.  He is an experienced negotiator, which he has used to the Company’s benefit in various Board assignments.  Mr. Clark has been very active in the improvements made to the Company’s corporate governance initiatives.  Mr. Clark serves on both our Audit Committee and NCGC and is a graduate of the Texas Christian University, M.J. Neeley School of Business.

Kevin K. Kilpatrick, Director since 2009

Mr. Kilpatrick, 59, has been co-owner and Chief Operating Officer of Stramit USA, a manufacturer of a building material made from wheat and rice straw, since December 2011. He is also Managing Partner of New Covenant Exploration LLC, a gas/oil operating company. Mr. Kilpatrick was Chairman and Chief Executive Officer of DFW Paving LLC, a concrete and asphalt company that he formed in 2006 and sold to his son in January 2011.  He also was co-owner and Executive Vice President of Sky USA Precision Manufacturing LLC, which specializes in full service precision machining to the commercial, military and aerospace industries, until he sold it in October 2011. Mr. Kilpatrick has twenty-one years executive level experience as a corporate executive and entrepreneur.  Over a thirty year period at PESCOR Plastics as Vice President, and later President, he led the company to an annualized sales growth of over $50 million, leading to a merger with Berry Plastics.  During his time at Berry Plastics, Mr. Kilpatrick developed several proprietary cup designs, including the Coca Cola Contour Cup which sold over one billion units.

Mr. Kilpatrick brings to the Board, and Company, the entrepreneurial expertise that has successfully launched two companies in disparate industries.  Mr. Kilpatrick has proven expertise in sales and marketing, operations, finance and new product development.  In his executive roles, Mr. Kilpatrick has developed strategic third party alliances for the benefit of his companies.  His position as an executive in the construction industry provides experience in capital intensive organizations within challenging, high-turnover employment environments.  Mr. Kilpatrick brings a strong customer service background that is well suited to the challenges of the transportation industry.  Mr. Kilpatrick serves on our Compensation Committee and is a graduate of Texas Christian University.

S. Russell Stubbs, Chief Executive Officer and President, Director since 2005

Mr. Stubbs, 48, has served as our Chief Executive Officer and President since March 1, 2011 and previously served as our President beginning on January 15, 2010.  Previously, he served as Senior Vice President and Chief Operating Officer beginning on May 17, 2006.  Mr. Stubbs served as President of Lisa Motor Lines, Inc., our dedicated truckload subsidiary, from 1999 until 2006.  He joined FFE Transportation Services, Inc., our primary operating subsidiary, in 1986 as a management trainee.  Mr. Stubbs has significant experience in both our less-than-truckload operations and truckload operations.  While at Lisa Motor Lines, he oversaw the acquisition and consolidation of two separate companies, Middleton Transportation Company and Great Western Express.  In 1996, Mr. Stubbs demonstrated the versatility of his talents by leading an eighteen month project to design, test and implement a new operating system for the company’s truckload operations.  In 1999 Mr. Stubbs was asked to assume the position of President of Lisa Motor Lines with the goal to grow the Company and enhance profitability.  Over the next several years, Lisa grew by thirty-three percent with steady margin improvement.

Through his twenty-six years of service to the Company, a complex temperature controlled transportation and logistics enterprise, Mr. Stubbs brings to the Board and the Company a unique comprehension of our strategies and operations.  This understanding of transportation extends beyond the Company through his involvement in various state and national transportation organizations.  Mr. Stubbs has served as Chair of the Texas Motor Transportation Association (“TMTA”), Chair of the TMTA Foundation and Chair of the Regulatory and Advisory Committee of the Truckload Carriers Association (“TCA”).  Mr. Stubbs now serves on the Executive Committee and as an Officer of the TCA.  He has also been very active in the American Trucking Association.  In 2009, Mr. Stubbs was recognized with the Leadership Award by the TMTA.  Mr. Stubbs has been a Board member of the Company for five years and graduated from Texas A&M University.  He is the son of Stoney M. Stubbs, Jr., our non-executive Chairman of the Board since March 1, 2011, a Class III Director and a former Chief Executive Officer of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF MESSRS. BLACKMARR, BAGGETT AND HICKERSON
AS DIRECTORS

PROPOSAL 1 ON PROXY CARD.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy, Strategy and Objectives

The principal objectives of our executive compensation programs are to attract, motivate and retain the services of executives who can lead the Company to achieve its business goals and deliver value for its shareholders.  The Company’s business goals include consistently favorable financial performance, preservation of a strong balance sheet and strategic and opportunistic enhancement of our asset base, with a focus on long-term growth in profitability.  Our Compensation Committee has established the following compensation philosophies in support of these objectives:

•
Aligning the interests of the executives and shareholders.  We believe it is important to tie a substantial portion of each executive’s compensation to the market performance of our stock in order to closely align the interests of our executives with the interests of shareholders.  For this reason, annual and long-term incentives, which are partially or fully based on our earnings, performance and stock appreciation, are significant components of compensation for each named executive officer (“NEO”).

•
Providing competitive performance-based compensation.   We believe that our executive compensation program should reward executives when performance results meet or exceed stated financial goals.  We annually evaluate the performance and effectiveness of each NEO and a substantial portion of each NEO’s compensation (including base salary) is contingent on our achieving short-term financial goals and increasing long-term value for our shareholders.  We also periodically review long-term and currently-paid compensation of our NEOs relative to compensation trends and practices in general taking into consideration the economic conditions and other external events affecting our operations and levels of executive compensation of other comparable companies.

The Company did not meet its targets in 2011; therefore, no bonuses were paid to our NEOs.  The year started with promise, but quickly deteriorated with the impact of severe winter weather, high fuel costs, continued challenges obtaining drivers, and high maintenance expense related to aging equipment.  The Company was unable to overcome a national trend in excessive jury awards related to accidents and suffered from high claims expenses in the third and fourth quarters. Additionally, the Company incurred approximately $500,000.00 in expenses related to a reduction in force in the fourth quarter.  The Compensation Committee believes fiscal year 2011 showed areas of improvement. Among the Company’s successes and accomplishments during 2011 were the following:

•	The Company secured a line of credit of $50 million with a major bank which provides greater liquidity and the opportunity to properly capitalize operations during a challenging economic climate.
•
The Company completed the opening of its FFE Driver Academy during the middle of the first quarter and hired 650 of the Academy’s graduates, which we believe will continue to increase driver acquisition and retention in 2012.

•
Less-than-truckload operations continued to improve with year over year tonnage growth of 3.7 million pounds, revenue per hundred weight improvement of $.13 per hundredweight and a revenue increase of $1.6 million.

•	The Company began providing water transportation services to the crude oil exploration sector in late 2011 and expects this to be a solid revenue and profit margin contributor in 2012.
•	The Company initiated a plan to return the Company to profitability in 2012, focusing on:
o	Reducing equipment maintenance costs by selling old equipment and replacing with new equipment which has reduced the average age of our tractors from 2.8 years to 2.1 years;
o	Exiting non-profitable services while focusing on continuing to improve our core services and increase margins in these services through improved pricing;
o	Entrance into new, higher margin, services such as water transportation for the crude oil exploration; and
o
After exiting selling its dry van service equipment, thus reducing the fleet by 228 tractors, the Company made a reduction in non-driver work force which will provide an annualized savings of approximately $5 million in 2012.

2011 Committee Decisions on Executive Compensation

During 2010, the Compensation Committee with the assistance of PricewaterhouseCoopers LLP (“PwC”) completed a comprehensive review and analysis of NEO’s compensation and board compensation. It included salary, annual incentive bonus and long-term incentive recommendations for our NEO’s during a three year succession process, which began in 2010, where Stoney M. Stubbs, Jr., Chairman of the Board (“Chairman”) and CEO would assume the role of non-employee Chairman and S. Russell Stubbs would assume the role of CEO and President, which resulted in the following recommendations that were approved by the Board of Directors:

•
 Effective with Stoney M. Stubbs, Jr’s. retirement as CEO of the Company on February 28, 2011, his non-employee Chairman of the Board compensation includes an annual cash retainer of $100,000, an annual award of shares of restricted stock equivalent to $50,000 at date of grant that vest over a three year period (1/3 per year), collectively the (“Annual Awards”), $1,000 per Board meeting attended and $750 per telephonic meeting attended. The Annual Awards are paid annually in advance on the date of the Annual Shareholders’ meeting, therefore, the Annual Awards were prorated for the initial period beginning March 1, 2011 through May 17, 2011 and a cash retainer was paid of $21,370 and restricted stock equivalent to $10,685 or 2,740 shares were granted (see “—2011 Non-Employee Director Compensation Table” on page 35 of this proxy statement).

•
Effective March 1, 2011, the Company entered into a Consultant Agreement (the “Agreement”) with Stoney M. Stubbs, Jr. for two years.  His compensation under the Agreement is $120,000 for the first year and $65,000 for the second year plus out-of-pocket expenses approved by the Company.

•
 Effective March 1, 2011, Stoney M. Stubbs, Jr. was awarded post-retirement health care benefits for himself and his wife the same as provided to NEO’s of the Company.  The Company paid post-retirement premiums in the amount of $14,843 and supplemental medical claims in the amount of $11,415 pursuant to the Exec-U-Care Medical Reimbursement Plan.

•
As stated in last year’s proxy statement, effective January 1, 2011, the annual salaries of S. Russell Stubbs, John T. Hickerson and John R. McManama were set at $365,000, $330,000 and $247,500, respectively. For further discussion see “—Base Salary” on page 23 of this proxy statement.  There was no recommended adjustment to NEO salaries for 2012.

•
On February 23, 2011, a Long-Term Incentive (“LTI”) bonus payable in the form of restricted stock was awarded to S. Russell Stubbs, John T. Hickerson and John R. McManama in the amount of 46,200, 40,600 and 21,700 shares, respectively, of which 50% are time based awards, to be vested over a 3-year period (1/3 per year) and 50% are performance based awards. For further discussion see “—Long-term Incentive Compensation and Other Share-Based Payments on page 26 of this proxy statement.

•
The pre-tax targets and participants’ cash bonus percentages for fiscal year performance period ending December 31, 2011 were approved for the NEO’s Annual Incentive (“AI”) bonus paid under the Amended 2005 Executive Cash Bonus Plan (the “2005 Executive Cash Bonus Plan”) for participants S. Russell Stubbs (CEO and President), John T. Hickerson (COO) and John R. McManama (CFO). For further discussion see “—Annual Incentive Compensation” on page 24 of this proxy statement.

Competitive Market

 We periodically benchmark NEO compensation to ensure that the compensation paid to our NEOs is reasonable and competitive. Our philosophy is to target NEOs compensation at approximately the 50th percentile (median) range of our competitive market group as defined below. In 2011, we did not benchmark compensation. Compensation was last benchmarked in 2010, when PwC completed a review and analysis of compensation of our top four executives as compared to several peer companies’ executives holding equivalent positions or having similar responsibilities as our NEOs.

The peer companies utilized in the 2010 analysis are engaged in similar lines of business as we are and are of similar size as measured by revenue, market capitalization, total assets and number of employees.  The peer group was approved by our Compensation Committee and consisted of the following ten companies:

•	Celadon Group Inc.	•	Quality Distribution Inc.
•	Covenant Transportation Group Inc.	•	SAIA Inc.
•	Knight Transportation Inc.	•	Universal Truckload Services
•	Marten Transport Ltd.	•	U.S.A. Truck Inc
•	P.A.M. Transportation Services Inc	•	Vitran Corporation

We analyzed our CEO and CFO compensation (overall, base salary, annual incentive and long-term incentives) relative to the 50th percentile, or median, of the peer group benchmark data. We targeted our COO compensation between the 50th percentile and the 75th percentile.  Because of the changes in our management structure, our COO position responsibilities are much broader than a benchmark COO.

While we use the data to ensure competitiveness and reasonableness, we usually do not rely solely on benchmarking in establishing executive compensation levels.  However, due to the change in management structure, we relied almost exclusively on PwC’s 2010 study recommendations to align NEOs compensation in 2011.  For additional information regarding the recommendations from PwC see “—2011 Compensation Decisions” on page 21 of this proxy statement.

Role of the Compensation Committee

 Our Compensation Committee operates independently of management and currently consists of three Directors, all of whom are independent under applicable NASDAQ and SEC standards.  The Compensation Committee receives recommendations from our CEO regarding the compensation of NEOs (other than the CEO).

The Compensation Committee consists of Brian Blackmarr (Chairman), W. Mike Baggett, and Kevin K. Kilpatrick.  Our Board determined that each member of the Compensation Committee is an “Outside Director” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).  The Compensation Committee is responsible for establishing and administering our executive compensation plans as well as continually monitoring the adherence to and effectiveness of those plans, including:

•
reviewing the structure and competitiveness of our executive compensation programs to attract and retain superior executive officers, motivate executive officers to achieve business goals and objectives, and align the interests of executive officers with the long-term interests of our shareholders;

•
reviewing and evaluating annually the performance of executive officers in light of our goals and objectives and approving their compensation packages, including base salaries, annual incentive and stock based compensation and perquisites;

•	monitoring the effectiveness of our equity-based and incentive bonus plans and approving annual financial targets for executive officers and other employees bonuses;
•
determining whether to award incentive bonuses that qualify as “performance-based compensation” for executive officers whose compensation is covered by Code Section 162(m), the elements of such compensation, whether performance goals have been attained and, if appropriate, certifying in writing prior to payment of such compensation that the performance goals have been met;

•	reviewing and evaluating periodically the adequacy of compensation for our independent Directors; and
•	administering our equity compensation plan for our independent Directors.

Role of Management

We believe that it is important to have our CEO’s input in the design of compensation programs for his direct reports.  The CEO reviews his direct reports’ compensation programs annually with the Compensation Committee, recommending adjustments based on marketplace trends, inflation, internal equity, external competitiveness, business and motivational challenges and opportunities facing the Company and its executives. In particular, he considers base salary a critical component of compensation to remain competitive and retain his executives, especially when market factors, such as freight demand, lag behind supply of industry-wide capacity and pre-established goals for an annual incentive bonus have not been attained for several years. All final decisions regarding compensation for the CEO’s direct reports listed in the Summary Compensation Table are made by the Compensation Committee.

The CEO does not make recommendations with regard to his own compensation.  The Compensation Committee is solely responsible for making recommendations to the Board of Directors with respect to CEO compensation.

Role of the Compensation Consultant

 An independent review of our NEO’s compensation and outside Director’s compensation was performed by PwC beginning in March 2010.  For additional information regarding the recommendations from PwC, see “—2011 Compensation Decisions” on page 21 of this proxy statement.  PwC also provides tax services to the Company. They are financially independent with over 5,000 HR practitioners in their firm and are not dependent on fees provided by the Company for tax services.  PwC’s compensation team does not receive any revenue from other services PwC provides to the Company, and they do not consult with other PwC staff serving the Company on other projects; therefore fees paid for tax services do not affect real or perceived professional independence in this compensation project. In 2010, payments to PwC for compensation consulting did not exceed $120,000. Their review included a proxy analysis of the peer group companies (identified on pages 21-22).  The report included recommendations of base salary, annual incentive (structure and payouts), and long term incentives (structure and payouts) for our NEO’s during a three year succession process, which began in 2010.  We relied almost exclusively on PwC’s study recommendations to align NEOs compensation in 2011, because of the change in our management structure.

Executive Compensation Components

For 2011, the principal components of compensation for each NEO were:

•	base salary;
•	annual cash incentive;
•	long-term incentive compensation (restricted stock awards); and
•	perquisites and other benefits.

We endeavor to strike an appropriate balance between these principal components for purposes of allocating between long-term and currently-paid compensation. Such determinations are made by reference to compensation trends and practices in general, and by reference to the Defined Peer Group in particular. The annual cash incentive is based on the Company’s performance as measured by pre-tax income and long-term incentive compensation is based on an annual calculation of the Company’s diluted earnings per share (“DEPS”) goal relative to the defined peer group (see “—Competitive Market” on page 21 for the companies comprising the defined peer group). Diluted earnings per share is  computed by dividing net income by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares related to stock options and other dilutive securities had been issued.

Base Salary

 Base salary is considered a critical component of compensation at all levels. The appropriate establishment of this component relative to the marketplace is essential to enable us to attract and retain qualified individuals, which is critical in the current competitive industry market. Base salaries provide a stable source of income regardless of stock price performance so that our NEOs can focus on a variety of important business metrics in addition to our stock price.

 The annual salaries paid to our NEOs are set based on the assessment of each executive’s overall contribution to the achievement of our business objectives, respective responsibilities, longevity with the Company as well as comparisons to comparable positions in peer group companies as provided periodically by an external market study.

We implemented a three year succession plan in 2010 to transition Stoney M. Stubbs, Jr. to the position of non-employee Chairman of the Board, S. Russell Stubbs to the position of CEO and President, and John T. Hickerson to the position of Executive Vice President and COO. On August 18, 2010, the Compensation Committee and the Board of Directors approved a 2-year transition plan for S. Russell Stubbs, as recommended by PwC, as a result of their compensation study completed in 2010, which included an increase in his annual base salary to $365,000, effective January 1, 2011. On November 17, 2010, the Compensation Committee and the Board of Directors approved a 10% increase in the annual base salaries for John T. Hickerson and John R. McManama to $330,000 and $247,500, respectively, effective January 1, 2011. There were no additional annual base salary increase for our NEO’s in 2011.

Stoney M. Stubbs, Jr.’s annual base salary associated with his service as CEO prior to his retirement from the position on February 28, 2011 remained the same in 2011.

Annual Incentive Compensation

S. Russell Stubbs, John T. Hickerson and John R. McManama participated in AI bonus paid under the Amended 2005 Executive Cash Bonus Plan in 2011. It entitles each NEO to a cash bonus calculated pursuant to a formula determined on the basis of such NEO’s pre-tax income targets and specified percentages of such NEO’s compensation, if the Committee certifies that the applicable target has been obtained. The basis for this AI bonus will be the Company’s pretax income.  For example, the AI bonus payable if $5.5 million pre-tax income was achieved in 2011 for S. Russell Stubbs would be his base salary of $365,000 (see “—2011 Summary Compensation Table” on page 30 of this proxy statement) times the Participant’s Percentage Payout of 70% from the below table, resulting in an AI bonus of $255,500. The 2005 Executive Cash Bonus Plan’s provisions continue the long-standing Company policy that no AI bonus will be paid to NEOs in the event of negative pretax annual earnings; therefore, there were no AI bonuses paid for 2011.  The AI bonus schedule is as follows:

INCENTIVE CASH BONUS CALCULATION

            Participants:   S. Russell Stubbs, CEO and President, John Hickerson, COO, and John R. McManama, CFO

Pre-tax Income and Bonus Percentages Applicable to all Participants:

			Participant's
			Percentage Payout (2)
	Pre-tax Income After Bonus (1)	CEO	COO	CFO
	(000’s)
	$0	0.0%	0.0%	0.0%
	$500	11.7%	10.0%	8.3%
	$1,500	23.3%	20.0%	16.7%
	$2,500	35.0%	30.0%	25.0%
	$3,500	46.7%	40.0%	33.3%
	$4,500	58.3%	50.0%	41.7%
TARGET	$5,500	70.0%	60.0%	50.0%
	$6,500	81.7%	70.0%	58.3%
	$7,500	93.3%	80.0%	66.7%
	$8,500	105.0%	90.0%	75.0%
	$9,500	116.7%	100.0%	83.3%
	$10,500 or greater	128.3%	110.0%	91.7%

The participant’s earned bonus percentage is prorated between the established target levels.

(1)	Pre-tax income is net of AI bonus.
(2)	AI Bonuses’ are a percent of the respective participant’s current annual salary and participant’s earned bonus percentage shall be prorated between the established target levels.

Stoney M. Stubbs Jr. participated in the Amended 2005 Executive Incentive Bonus and Restricted Stock Plan (the “Executive Plan”) until his retirement February 28, 2011. It provided incentive bonus opportunities based upon pre-established pre-tax income levels.  Pre-tax income is equal to total revenues less total operating expenses including interest income, gains (losses) from the sale of equipment and other non-operating expenses for the Company.  Pre-tax income may be adjusted by the Committee for such specific items, if any, that the Compensation Committee in its sole discretion deems appropriate.

The Executive Plan provided Stoney M. Stubbs, Jr. a maximum annual cash bonus opportunity that is equal to 125% of base salary, a holiday bonus (one-week base salary) and an automobile allowance ($6,000). The earned bonus percentage is extrapolated between the established target levels.  For example, if pre-tax income is $2,000,000, which falls between the $1,500,000 and $3,000,000 pre-tax income targets and 15% and 30% bonus percentages, respectively, 20% is the extrapolated bonus percentage.  The $2,000,000 is 2/3 ($2,000,000 divided by $3,000,000) of the next pre-tax income target and 2/3 of the next bonus percentage or 20% (2/3 times 30%).

The following table sets forth the applicable pre-tax income targets and various cash award payout levels for 2011:

Pre-tax Income	Participant’s Bonus Percentage
$1,500,000	15%
$3,000,000	30%
$5,000,000	50%
$7,500,000	70%
$10,000,000	80%
$12,500,000	90%
$13,100,000	100%
$14,000,000 or greater	125%

In addition to the cash award, the Executive Plan grants shares of restricted stock valued at 50% of the dollar amount of Stoney M. Stubbs, Jr.’s cash award, based upon the lower of (i) the closing sales price of our common stock on the last business day of the fiscal year immediately preceding the fiscal year for which the bonus is awarded or (ii) the average of the closing sales price of our common stock as of the last business day of each month during the year for which the bonus is awarded. For example, if the cash award was $100,000 and the company’s per share stock price was $10.00 (the lower of (i) and (ii) above) then the restricted stock award is 5,000 shares ($100,000 cash award times 50% restricted stock value divided by $10 the per share stock price). The restricted stock awards vest over a three-year period, one-third on each anniversary of the date granted. Pre-tax income targets were not met in 2011 and no bonuses were awarded to Stoney M. Stubbs, Jr. under the Executive Plan in 2011.

All of our NEOs also participate, along with all our FFE employees, in the FFE Transportation Services, Inc. 1994 Incentive Bonus Plan (the “Incentive Plan”) through which the Compensation Committee awards annual cash bonuses, not to exceed three weeks of base pay, based upon a formula giving effect to the efficiencies of operation as evidenced by the operating ratio of FFE. The operating ratio means the percentage of FFE’s adjusted operating expenses to its operating revenues for the applicable fiscal year.   The operating ratio is a measure utilized across our industry to indicate the operational efficiency of a company. The Incentive Plan was approved by our shareholders effective April 22, 1999. Operating ratio targets were not met in 2011 and no bonuses were awarded under the Incentive Plan.

In addition, to the above annual incentive plans, we have the Frozen Food Express Industries, Inc. Discretionary Bonus Plan (the “Discretionary Plan”). The Discretionary Plan was approved by the Board of Directors to reward our NEO’s for exceptional performance even when targets were not met due to external factors that affect our industry such as an economic recession, severe weather and rapid increases in the cost of fuel and insurance.  The Discretionary Plan entitles each of our NEOs to a discretionary bonus up to an amount equal to 100% of their respective base compensation, commencing with fiscal year 2009 and each subsequent fiscal year, as the Compensation Committee deems appropriate.  During 2011, the Compensation Committee did not award our NEOs a discretionary bonus.

Long-Term Incentive Compensation and Other Share-Based Payments

An additional longstanding objective of our Compensation Committee has been to motivate, reward and retain our NEOs by means of equity compensation. Because the value of equity awards over time is wholly dependent on our stock price, we believe equity awards represent a meaningful incentive for each NEO to create long-term value for our shareholders. This approach is in keeping with our overall compensation philosophy of granting equity awards to key personnel in an effort to instill shareholder perspective and values in their performance and to provide a strong retention element in compensation. Both stock options and restricted stock grants can be used to motivate, reward and retain our executive officers and management employees through potential share value appreciation and equity accumulation. Although equity accumulation is generally encouraged, we do not have any specific security ownership requirements or guidelines for our NEOs.

The Company’s Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) encourages participants to focus on our long-term performance and provides an opportunity for each NEO and other key personnel to be aligned with shareholders through grants of stock options or restricted stock.  Under the 2005 Stock Incentive Plan, discretionary equity awards are considered periodically by our Compensation Committee. In determining the awards, the Compensation Committee considers the level of individual contributions, the impact of such contributions on long-term shareholder value and the need to provide a strong retentive component in NEO and key employee compensation.

In 2005, we introduced performance-based restricted stock awards concurrent with our adoption of Financial Accounting Standards Board Statement No. 123R, which changed the way we account for new grants of stock options. Although vesting of our restricted stock awards are determined by the Committee, the majority of the awards granted vest ratably over a five year period beginning on the first anniversary of the date of grant. Restricted stock awarded to NEOs under the 2005 Stock Incentive Plan vest ratably over a three year period. In addition, restricted stock is awarded to attract, motivate and retain our key employees. We believe these performance-based restricted stock awards further align the NEO’s compensation program with the interests of our shareholders.

The NEO’s LTI bonus payable under the 2005 Stock Incentive Plan is made in restricted stock with one half of the amount guaranteed and vested over a three-year period and the other half performance based (the “Target Shares”) shares which vest conditionally over a three year period based on achieving a diluted earnings per share (“DEPS”) goal relative to the defined peer group (see “—Competitive Market” above for the companies comprising the defined peer group). DEPS is computed by dividing net income by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares related to stock options and other dilutive securities had been issued. The percentage of Target Shares awarded under the LTI bonus will be based on an annual calculation of the Company’s DEPS versus the DEPS of the defined peer group.  The basis for the number of shares of the restricted stock award will be as follows (1) 100% of Target Shares upon reaching the median of the defined peer group DEPS for the year (2) 50% of Target Shares upon reaching the 25th percentile of the defined peer group DEPS and (3) 150% of Target Shares upon reaching the 75th percentile of the defined peer group DEPS. The NEO’s LTI bonus of shares of restricted stock will be prorated for achieving a DEPS falling within the 50% to 150% of the Target Share range. There will be no LTI bonus of restricted stock awarded below the 25th percentile and the LTI bonus of shares of restricted stock cannot exceed 150% of the Target Shares.  If performance goals are not achieved in the specified period, restricted stock not earned in that period will no longer be available.  The performance goals were not met in 2011; therefore the Target Shares awarded in 2011 were forfeited.

On February 23, 2011, the Compensation Committee recommended, and our Board of Directors approved, a LTI  bonus payable under the 2005 Stock Incentive Plan in restricted stock with one half of the amount to be guaranteed and vest over a 3-year period and one-half to be performance based, as discussed above. The total 2011 LTI bonus in shares of restricted stock awarded to each of S. Russell Stubbs, John T. Hickerson and John R. McManama was 46,200, 40,600 and 21,700 shares, respectively.  The fair value at date of the grant of the restricted stock awards to each of S. Russell Stubbs, John T. Hickerson and John R. McManama was $164,000, $144,000 and $77,000, respectively. These amounts were recommended by PwC as a result of their compensation study and approved by the Compensation Committee and the Board of Directors.

Perquisites and Other Benefits

Perquisites. Our Compensation Committee has determined that perquisites provided to our NEO’s should be limited. In line with our compensation philosophy and aligned with our shareholder interests, our NEOs are offered few benefits that are not otherwise available to all of our employees. Our perquisites include:

•	supplemental medical coverage;
•	automobile allowance;
•	club membership dues;
•	travel and lodging for spouses of NEOs attending company or industry events;
•	personal use of company-provided cellular phones; and
•	tax gross-ups for taxable perquisites.

Other Benefits.   We provide the executives with various benefits that are generally available on the same cost-sharing basis to many employees of the Company.  These benefits include:

•	medical, dental and vision insurance;
•	group life insurance;
•	short-term disability insurance;
•	long-term disability insurance;
•	tuition reimbursement; and
•	Employee Assistance Program.

In addition to the above benefits, each NEO is eligible to participate in the FFE Transportation Services Restated Wrap Plan (the “Wrap Plan”), which is an unfunded deferred compensation arrangement not subject to the annual reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The assets and liabilities of the Wrap Plan are contained in a Rabbi Trust. The Wrap Plan mirrors our 401(k) Plan and is designed to defer taxation of retirement benefits that exceed limits established by the ERISA discrimination rules for our highly compensated employees. At the end of each year, to the extent that our highly compensated employees’ contributions and our matching contributions are allowed by ERISA in the 401(k) Plan, applicable Wrap Plan assets are transferred to the 401(k) Plan while the excess remains in the Wrap Plan.  Our match was suspended on April 6, 2009 and previously was limited to 25% of the employees’ contribution, not to exceed 1% of compensation for both the Wrap Plan and the 401(k) Plan.

Both the employee and employer Wrap Plan contributions are directed by the NEOs and may be invested in either our stock or alternative investments at the election of the participant.

Stoney M. Stubbs, Jr. is also a participant in the 1999 Executive Bonus and Phantom Stock Plan (the “Phantom Plan”), which was replaced by the Executive Plan and the 1993 Supplemental Executive Retirement Plan (the “Tophat Plan”), which was replaced by the Wrap Plan (collectively, the “Retirement Plans”). The Retirement Plans are unfunded deferred compensation arrangements not subject to the annual reporting and disclosure requirements of ERISA. Mr. Stubbs received the value of the Phantom Plan at December 31, 2011, of $179,243.60 based on the number of phantom shares multiplied by the monthly average of our stock price as of the end of each month during 2011.  Mr. Stubbs received the value of the Tophat Plan at December 31, 2011, of $54,400.82 based on the number of phantom shares multiplied by our stock price as of the end of the year. These Retirement Plans have now expired.

Other Compensation Considerations

Deductibility of Executive Compensation.   Section 162(m) of the Code, generally disallows a tax deduction to publicly-owned companies for compensation over $1 million paid individually to chief executive officers and the three other most highly-compensated officers, unless such compensation meets certain specific requirements. Awards paid under our Discretionary Plan may not meet these specific requirements under Section 162(m). None of our NEOs’ compensation paid during 2011 exceeded $1 million. The Compensation Committee determines that all bonuses paid pursuant to the Executive Plan shall be exempt from the limitation set forth in Section 162(m) of the Code.

Split Dollar Agreement. We previously entered into a Split Dollar Agreement (the “Split Agreement”) with the Stubbs Irrevocable 1995 Trust (the “Trust”) for the benefit of Stoney M. Stubbs, Jr., our former employee Chairman and former Chief Executive Officer. Under the Split Agreement, we agreed to make premium payments for a split dollar life insurance policy, and the Trust agreed to repay such premiums on the earlier of surrender or cancellation of each policy for its cash value or upon payment of a death benefit. Due to changes in the law, accounting rules and other pertinent factors, during 2002, our Board terminated such obligation to pay premiums beyond 2002, but retained our right to recover the premiums of $1,705,000 that were paid at that time. Payments that we made for the benefit of Mr. Stubbs Jr. to compensate him for adverse consequences resulting from the revised arrangement for fiscal year 2011through his retirement date of February 28, 2011 are $7,390 and included in the Salary column in the “—2011 Summary Compensation Table” on page 30 of this proxy statement.

Change in Control Agreements

In June 2000, our Board approved a change in control program for our NEOs, non-executive officers and certain other corporate employees. The Board based its approval on the recommendation of our Compensation Committee.  Our recommendation was based, in part, on consultations with third-party consultants, and was not in anticipation of, or in response to, any particular transaction or process.

We have entered into Amended and Restated Change in Control Agreements (the “Control Agreements”) with our NEOs, as well as with certain other officers of our operating divisions and subsidiaries.   All Control Agreements are substantially in the same form and provide that NEO parties thereto are entitled to receive payments if their employment is terminated without cause or if they resign with good reason within specified periods following the occurrence of certain events deemed to involve a change in control of the Company (as described in the Control Agreements). Each Control Agreement provides for a lump sum payment and continuation of benefits in case of (but not limited to) an involuntary termination without cause or for good reason.  Section 280G of the Code disallows a deduction by the employer for certain compensation paid upon a change in control. Based on estimated change in control payments that would have been made had a change in control occurred on December 31, 2011, all NEOs would have certain amounts disallowed for deduction by us.

The Control Agreements provide that if a NEO party thereto:

(i)	is terminated by the Company without cause during the six-month transition period following a change in control;
(ii)	resigns for “good reason” (as defined in the Control Agreements) during the transition period; or
(iii)	resigns for any reason during the ten day period following a change in control or during the thirty day period following the transition period;

the Company is required to provide the NEO with certain payments and benefits, including:

(a)
payment of accrued and unpaid base salary, car allowance and holiday bonus at the date of termination plus accrued and unpaid bonus, if any, for the prior fiscal year plus pro-rata Bonus for the current year.  The Bonus is an amount equal to ninety percent (90%) of base pay for the year of termination of employment plus an amount equal to the Incentive Bonus Plan’s total incentive bonus payable under the plan for the year of termination of employment;

(b)
payment of a lump sum amount equal to the sum of 2.9 times the executive officer’s annual pay, which is the sum of an amount equal to the sum of the annual base salary at the time of Change in Control, the current annual car allowance and holiday bonus plus an amount equal to the bonus as defined above;

(c)	payment of the unvested account balance under the Company’s 401(k) Plan and Wrap Plan;
(d)
continued participation, at the same premium rate charged when actively employed, in the Company’s employee welfare plans, until the expiration of two years following the change in control or payment of the cash equivalent;

(e)	vesting of all restricted stock and stock options on change of control;
(f)	“gross-up” payments, if applicable, in the amount necessary to satisfy any excise tax imposed on the NEO by the Code; and
(g)	continuation of medical and life insurance benefits, or cash equal to premiums for the same periods as the severance multiple.

The Control Agreements also provide for certain restrictions for NEOs in connection with payments under the Control Agreements, consisting, among others, of (i) a covenant not to compete against the Company for a one year period and (ii) a covenant not to solicit Company employees for a two year period following the NEO’s termination of employment.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors has reviewed and discussed the preceding section of this proxy statement entitled “Compensation Discussion and Analysis” with management.  Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2011.

 /s/ Brian Blackmarr (Chairman)
 /s/ W. Mike Baggett
 /s/ Kevin Kilpatrick

The Compensation Committee Report and references to the independence of Directors, are not deemed to be “soliciting material” or “filed” with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings made previously or in the future by our Company under the Exchange Act or the Securities Act of 1933 (except to the extent we specifically incorporate any such information into a document that is filed).

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

Set forth below is information with respect to the compensation paid by us for services rendered during 2011, 2010 and 2009 to each NEO.   NEOs that also serve on our Board of Directors receive no additional compensation for that service.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards (3)	Non-Equity Incentive Plan Compen-sation	All Other Compen-sation	Total
S. Russell Stubbs	2011	$365,000	$6,538	$101,640	$-	$19,231	$492,409
President	2010	291,344	3,029	125,216	-	21,207	440,796
Chief Executive Officer (since March 1, 2011)	2009	267,322	5,141	178,000	-	23,766	474,229

John T. Hickerson	2011	330,000	6,058	85,155		25,151	446,364
Executive Vice President	2010	278,248	2,885	86,839	-	31,479	399,451
Chief Operating Officer	2009	260,016	4,926	260,800	-	28,363	554,105

John R. McManama	2011	247,500	4,543	47,740		13,678	313,461
Senior Vice President	2010	207,633	2,163	58,695	-	6,829	275,320
Chief Financial Officer	2009	151,596	10,654	17,800	-	12,656	192,706

Stoney M. Stubbs, Jr. (4)	2011	67,604	3,930	-		141,175	212,709
Non-Employee Chairman	2010	408,766	3,930	-	-	12,462	425,158
(since March 1, 2011)	2009	408,764	7,861	178,000	-	22,021	616,646

(1)
Amounts in this column are 26 bi-weekly payrolls, except for Stoney M. Stubbs, Jr. who retired February 28, 2011.  See “Compensation Discussion and Analysis – Base Salary” for information relating to salary increases. The Salary listed for Stoney M. Stubbs, Jr. also includes $7,390 paid to him to compensate him for adverse consequences resulting from a revised arrangement regarding the Split Dollar Agreement.  See “Compensation Discussion and Analysis – Other Compensation Considerations – Split Dollar Agreement” for additional information.

(2)
Amounts in this column are Christmas Bonuses equal to one-half week’s salary in 2010 and one-week’s salary in 2011 and 2009, except Stoney M. Stubbs, Jr’s. Christmas Bonus for 2011 equals one-half week’s salary.  The amount for Mr. McManama includes a $7,000 guaranteed bonus earned in 2008 and paid in 2009.

(3)
With the exception of ignoring the impact of the forfeiture rate relating to service based vesting conditions; these amounts represent the aggregate grant date fair value of restricted stock units for 2011, 2010 and 2009, respectively. These amounts do not represent the actual amounts paid to or realized by the NEO for these awards during 2011, 2010 or 2009. The value as of the grant date for restricted stock units is recognized over the number of days of service required for the grant to become vested.

(4)
Mr. Stoney M. Stubbs, Jr. retired as Chief Executive Officer effective at the end of day February 28, 2011.  Mr. Stubbs  remains on the Company’s Board of Directors, continuing his role as Chairman of the Board.  Mr. Stubbs has been replaced as Chief Executive Officer by S. Russell Stubbs, who has also retained his position as President of the Company.  All amounts for salary, bonus and stock awards were paid to Mr. Stubbs as an employee. The All Other Compensation column includes $4,917 paid as an employee and $136,258 paid as a non-employee, which includes $110,000 consulting fees paid by the Company for services as a consultant and not for services as a NEO or Director, $14,843 health insurance premiums and $11,415 paid under the Exec-U-Care Medical Reimbursement Plan as a non-employee Chairman of the Board. The $136,258 paid as a non-employee is also reported in the “—Non-Employee Director Compensation for 2011 Table” on page 36.

2011 All Other Compensation Table

Name		Supple-mental Medical (a)	401(k) Wrap Company Match (b)	Personal Financial Services (c)	Spouse Travel (d)	Car Allow-ance	Club Dues	Company Paid Services (e)	Other Compensation (f)	Total
S. Russell Stubbs	2011	$3,924	$-	$-	$3,782	$10,200	$1,325	$-	$-	$19,231
	2010	9,236	-	-	4,430	6,000	1,325	216	-	21,207
	2009	11,571	632	2,734	2,049	6,000	-	780	-	23,766

John T. Hickerson	2011	9,305	-	-	1,094	6,000	8,752	-	-	25,151
	2010	13,433	-	-	2,875	6,000	8,955	216	-	31,479
	2009	11,418	645	-	2,065	6,000	7,485	750	-	28,363

John R. McManama	2011	7,678	-	-	-	6,000	-	-	-	13,678
	2010	685	-	-	-	6,000	-	144	-	6,829
	2009	5,778	416	-	-	6,000	-	462	-	12,656

Stoney M. Stubbs, Jr.	2011	2,573	-	-	513	1,500	331	-	136,258	141,175
	2010	4,986	-	-	-	6,000	1,325	151	-	12,462
	2009	8,443	958	4,136	-	6,000	2,238	246	-	22,021

(a)
We maintain an Exec-U-Care Medical Reimbursement Plan, which provides additional health insurance protection for certain of our key employees, in addition to the group health and life insurance policies provided to all employees. .

(b)
Our matching contribution was suspended on April 6, 2009. Previously, it was equal to 25% of the executive contribution each pay period up to a maximum of 1% of executive salary. Executive contributions are limited to the annual 401(k) elective deferral limit, as defined by the associated plan.

(c)
Represents the value of certain tax and other professional services performed for the personal benefit of Stoney. M. Stubbs Jr. and S. Russell Stubbs by a member of our finance staff. Also included are payments to third parties for various professional services and computer software used in connection with such services.  This allocation was based on the amount of time the member of our finance staff spent on providing these services relative to his annual base salary.  These services ceased in February 2009 and will no longer be provided to any executive officer of the Company.

(d)	Spouse travel and related gross up of taxes when applicable for business purposes.
(e)	Personal use of company provided cell phones for 2010 and 2009. In 2011, the Internal Revenue Service reduced the record keeping requirements for normal usage of cell phones.
(f)
Amount includes $110,000 consulting fees paid by the Company for services as a consultant and not for services as a NEO or Director, $14,843 health insurance premiums and $11,415 paid under the Exec-U-Care Medical Reimbursement Plan as a non-employee Chairman of the Board.  Amount also reported in the “—Non-Employee Director Compensation for 2011 Table” on page 36.

2011 Grants of Plan-Based Awards Table

The following table provides the maximum bonuses payable in cash and rrestricted sstock under the Executive Plan and the Incentive Plan.  For additional information regarding the Executive Plan and the Incentive Plan, see “—Compensation Discussion and Analysis – Executive Compensation Components - Annual Incentive Compensation” on page 24.  There were no payouts under the Executive Plan or the Incentive Plan based on to our 2011 performance.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Current Officers	Date	Threshold	Target (2)	Maximum	Threshold	Target	Maximum	Units (3)	Awards
S. Russell Stubbs	1/01/2011	$-	$255,500	$489,353	-	23,100	34,650	23,100	$101,640

John T. Hickerson	1/01/2011	-	198,000	382,038	-	20,300	30,450	20,300	85,155

John R. McManama	1/01/2011	-	123,750	241,236	-	10,850	16,275	10,850	47,740

Former Officer
Stoney M. Stubbs, Jr.(1)	1/01/2011	-	20,953	91,117	-	8,121	33,839	-	-

(1)
Stoney M. Stubbs, Jr. participated in the Executive Plan and target share amounts are 30% of the total sum of salary, Christmas bonus and car allowance based on 2008 performance, because the target amounts are not determinable. The dollar values and number of shares were prorated through his retirement on February 28, 2011.

(2)	S. Russell Stubbs, John T. Hickerson and John R. McManama participate in the Amended 2005 Executive Cash Bonus Plan and target amounts for 2011 are 35%, 30% and 25%, respectively, of salary.
(3)	Time based annual LTI awards in restricted stock that vest ratably over three years (1/3 per year).

Outstanding Equity Awards as Fiscal Year Ended 2011 Table

The following table presents information concerning outstanding equity incentive awards held by each NEO as of December 31, 2011 under our equity incentive plans:

	Option Awards (1)			Stock Awards (2)
Name	Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
S. Russell Stubbs	25,000	$10.59	12/16/2015
	10,000	6.71	5/12/2014
	15,000	2.40	5/14/2013	80,834	$104,276

John T. Hickerson	-	-	-	81,534	105,179

John R. McManama	-	-	-	26,850	34,637

(1)	As of December 31, 2011, all outstanding options under our equity incentive plans were fully vested.
(2)
All restricted stock granted in 2009 has a five-year vesting schedule (1/5 per year). Restricted stock granted in 2011 and 2010 has a three-year vesting schedule (1/3 per year). The following table represents the vesting date of the unvested restricted stock held by each NEO shown above:

Grant Date	Vest Date	S. Russell Stubbs	John T. Hickerson	John R. McManama
1/21/2009	1/21/2012	-	4,000	-
	1/21/2013	-	4,000	-
	1/21/2014	-	4,000	-
2/25/2009	2/25/2012	10,000	10,000	1,000
	2/25/2013	10,000	10,000	1,000
	2/25/2014	10,000	10,000	1,000
8/18/2010	8/18/2012	13,867	9,617	6,500
	8/18/2013	13,867	9,617	6,500
2/23/2011	2/23/2012	7,700	5,350	3,616
	2/23/2013	7,700	5,350	3,617
	2/23/2014	7,700	5,350	3,617
3/16/2011	3/16/2012	-	1,416	-
	3/16/2013	-	1,416	-
	3/16/2014	-	1,416	-

2011 Option Exercises and Stock Vested Table

The following table provides information concerning the exercise of options during the last fiscal year and the vesting of shares of restricted stock during the last fiscal year for each NEO:

	Option Awards		Stock Awards
Current Officers	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
S. Russell Stubbs	-	$-	23,866	$87,519
John T. Hickerson	-	-	23,616	89,617
John R. McManama	-	-	7,500	25,575

Former Officer
Stoney M. Stubbs, Jr.	266,027	423,446	25,000	104,750

2011 Non-Qualified Deferred Compensation Table

 Our NEO’s are eligible to participate in the FFE Transportation Services Restated Wrap Plan (“Wrap Plan”), a deferred compensation plan, and one of the investment elections is Company Common Stock. Stoney M. Stubbs, Jr. also participates in two dormant phantom stock deferred compensation plans, the 1999 Executive Bonus and Phantom Stock Plan and the 1993 Supplemental Executive Retirement Plan. For further discussion see “—Compensation Discussion and Analysis - Perquisites and Other Benefits” on page 27 of this proxy statement.

The following table provides additional information about deferred compensation held in phantom or Common Stock of the Company under the 1999 Executive Bonus and Phantom Stock Plan, 1993 Supplemental Executive Retirement Plan and the Wrap Plan:

Name	Executive Contributions in Last FY	Aggregate Earnings in Last FY(1)	Aggregate Withdrawals/ Distributions (2)	Aggregate Balance at Last FYE(3)
Current Officers
S. Russell Stubbs	$$15,270	$(28,458)	$(8,820)	$14,863

John T. Hickerson	23,944	(28,678)	(9,548)	16,937

John R. McManama	-	(1,409)	-	583

Former Officer
Stoney M. Stubbs, Jr.	2,713	(283,766)	(304,054)	-

(1)
Represents the change in the market value of shares of phantom or Common Stock of the Company held at the beginning of the year and the number held at year end plus executive contributions less aggregate withdrawals/distributions.

(2)
Represents the amount of Common Stock of the Company transferred to the Frozen Food Express Industries, Inc. 401(k) Savings Plan from the Wrap Plan and includes a total distributions in cash of all phantom shares for Stoney M. Stubbs, Jr.

(3)	Represents the number of shares of phantom/Common Stock held in the deferred compensation plans at December 31, 2011 times $1.29 (the Company’s Stock’s Price at December 31, 2011).

Potential Payments Upon Termination

Pursuant to the Change in Control Agreements previously mentioned in this report, our NEOs may be entitled to receive certain payments should a change in control occur.  For further explanation of these Changes in Control Agreements, see “Compensation Discussion and Analysis – Change in Control Agreements.”

The following table sets forth the maximum payments that would have been made to each of our NEOs had a Change in Control occurred on December 31, 2011:

Named Executive Officer	Salary-Severance	Bonus-Severance	Pro Rata Bonus	Gross-up of Taxes	Acceleration of Restricted Stock Awards	Benefit Continuation	Grand Total
S. Russell Stubbs	$1,120,616	$952,650	$-	$827,358	$104,276	$23,915	$3,028,815

John T. Hickerson	992,804	861,300	-	729,375	105,179	28,914	2,717,572

John R. McManama	748,953	645,975	-	584,965	34,637	23,417	2,037,947

2011 Non-Employee Director Compensation Table

Our Directors receive a fee of $1,000, for each Board meeting personally attended, $1,000 for each committee meeting personally attended and $750 for each telephonic meeting in which they participate.  Our Directors each receive an annual cash retainer of $20,000, except our Chairman of the Board receives $100,000.  Our Audit Committee Chairman, Audit Committee Financial Expert, Compensation Committee Chairman and NCGC Chairman each receive an annual retainer of $5,000, $2,500, $4,750 and $3,600, respectively. The annual cash retainers are paid in advance at our annual shareholders’ meeting. Effective with our Stoney M. Stubbs, Jr’s retirement as CEO of the Company on February 28, 2011, his annual cash retainer of $100,000 was prorated for the period beginning March 1, 2011 through May 17, 2011 and he received $21,370.

Our Directors also receive an annual retainer in shares of restricted stock equal in value to $22,590 at the date of grant, except our Chairman of the Board receives an amount equal to $50,000. The annual retainer in shares of restricted stock are issued at our annual shareholders’ meeting and on May 18, 2011, each Director received 6,089 shares of restricted stock and the Chairman of the Board received 13,477 shares. Effective with Stoney M. Stubbs, Jr.’s retirement as CEO of the Company on February 28, 2011, his annual retainer in shares of restricted stock of $50,000 was prorated for the period beginning March 1, 2011 through May 17, 2011 and he received 2,740 shares valued at $10,686. Under the 2005 Director Plan, upon initial election or appointment to the Board, and thereafter annually upon the date of the annual shareholders' meeting, each Non-Employee Director is awarded shares of restricted stock which will vest over a period of three years, one-third on each anniversary of the Date of Grant, provided that the Non-Employee Director continues to serve on each vesting date.  The Board will determine in its discretion the number of shares of Restricted Stock to be awarded under the 2005 Director Plan. If the Non-Employee Director should retire, die, become disabled or fail to be reelected by the Company’s shareholders, the restricted stock award, to the extent not already vested, shall vest in full as of the date of his or her ceasing to serve as a Director.

During 2011, the above shares were issued from two separate plans the Amended and Restated 2005 Non-employee Directors Restricted Stock Plan (the “2005 Director Plan”) and the 2005 Stock Incentive Plan. The 2005 Directors Plan has a total of 100,000 shares of Common Stock reserved for issuance and after the 2,740 share issuance on March 1, 2011, only 5,170 shares were available for issuance; therefore, the shares awarded on May 18, 2011 were issued from the 2005 Stock Incentive Plan. Both plans have a term of ten years, unless terminated sooner by the Board of Directors. The 2005 Director Plan is limited to Non-Employee Directors of the Company and the 2005 Stock Incentive Plan is available to individuals the Committee determines have a direct and significant effect on the financial development of the Company.

The following is a summary of Non-Employee Director Compensation for 2011:

Name	Fees Paid in Cash	Stock Awards (1)	Other Compensation (2)	Total
Jerry T. Armstrong	$44,750	$22,590	$-	$67,340
W. Mike Baggett	47,600	22,590	-	70,190
Brian R. Blackmarr	37,500	22,590	-	60,090
Barrett D. Clark	35,250	22,590	-	57,840
Kevin K. Kilpatrick	31,000	22,590	-	53,590
T. Michael O'Connor	35,750	22,590	-	58,340
Stoney M. Stubbs, Jr.	125,370	60,686	136,258	322,314
	$357,220	$196,226	$136,258	$689,704

(1)
With the exception of ignoring the impact of the forfeiture rate relating to service based vesting conditions; these amounts represent the aggregate grant date fair value of restricted stock granted in 2011. These amounts do not represent the actual amounts paid to or realized by the non-employee Director for these awards. The value as of the grant date for restricted stock is recognized over the number of days of service required for the grant to become vested.

(2)
Amount includes $110,000 consulting fees paid by the Company for services as a consultant and not for services as a NEO or Director,  $14,842 in health insurance premiums and $11,415 paid under the Exec-U-Care Medical Reimbursement Plan as a non-employee Chairman of the Board.  Amount also reported in the Other Compensation Column of the“—2011 All Other Compensation Table” on page 31.

CERTAIN INFORMATION REGARDING MATTERS INVOLVING MANAGEMENT AND DIRECTORS

There have been no related party transactions in fiscal year 2011 required to be disclosed pursuant to SEC rules.  In August 2006, Mr. McManama was appointed as Chief Financial Officer for Blue Wing Global Logistics, a privately-held freight forwarding and truck brokerage company, to assist with its turnaround efforts and later briefly served as its Chief Executive Officer in September 2007 when he resigned prior to taking a position with the Company.  The assets of Blue Wing Global Logistics were sold in October 2007, and, in September 2011, Mr. McManama was informed that in September 2008 the resulting shell entity had commenced liquidation proceedings under the U.S. Bankruptcy Code.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors operates pursuant to a written charter, which has been approved and adopted by the Board of Directors of the Company and is reviewed and reassessed annually by the Audit Committee. Our Audit Committee’s charter is available under “Documents & Charters” under subsection “Corporate Governance” within our “Investors” section of our internet website at http://financials.ffex.net.  For the year ended December 31, 2011 and as of the date of the adoption of this report, the Audit Committee was comprised of four Directors who met the independence and experience requirements of NASDAQ. Mr. Armstrong is an “audit committee financial expert”, as defined by the applicable rules of the Securities and Exchange Commission.

The Audit Committee oversees the Company's system of internal controls over financial reporting and the financial reporting process on behalf of the Board of Directors and oversees the entire audit function, including the selection of our Independent Registered Public Accounting Firm. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls and legal and regulatory compliance.  In fulfilling its oversight responsibilities, we reviewed and discussed with management the audited financial statements for the year ended December 31, 2011, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, and the clarity of disclosures in the financial statements. We also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

We reviewed with representatives of Grant Thornton LLP, which is responsible for expressing an opinion on the Company's audited financial statements in conformity with U.S. Generally Accepted Accounting Principles, their judgments as to the acceptability and quality of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under U.S. Generally Accepted Auditing Standards, including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and have discussed those disclosures and other matters relating to independence with Grant Thornton LLP.

We discussed with the Company's internal auditors and representatives of Grant Thornton LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and representatives of Grant Thornton LLP, with and without management present, to discuss the results of their examinations of the Company's internal controls, and the overall quality of financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. In reliance on the reviews and discussions with management and with representatives of Grant Thornton LLP referred to above, and the receipt of:

(i)	an unqualified opinion from Grant Thornton LLP dated March 29, 2012 regarding the audited financial statements of the Company for the year ended December 31, 2011.

The Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

/s/Jerry T. Armstrong (Chairman)
/s/W. Mike Baggett
/s/Barrett D. Clark
/s/T. Michael O’Connor

The Audit Committee Report, and references to the independence of Directors, are not deemed to be “soliciting material” or “filed” with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or in the future by our Company under the Exchange Act or the Securities Act of 1933 (except to the extent we specifically incorporate any such information into a document that is filed).

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2011 was Grant Thornton LLP. Our Audit Committee has approved the engagement of Grant Thornton LLP to be our independent registered public accounting firm for the year ending December 31, 2012. This proposal asks you to consider and vote on the ratification of the engagement of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2012. A representative of Grant Thornton LLP is expected to attend the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

Stockholder ratification of the selection of Grant Thornton LLP is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of the Company and its stockholders.

AUDIT AND NON-AUDIT FEES

The following table presents fees for the professional audit services rendered and billed by Grant Thornton LLP, our independent registered public accounting firm for the audit of our annual financial statements for the year ended December 31, 2011 and for the audit of our systems of internal controls and annual financial statements for the year ended December 31, 2010.  There were not any other services rendered by Grant Thornton LLP during those periods.

	2011	2010
Audit fees (1)	$398,000	$358,000
Tax fees	-	-
Audit-related fees	-	-
All other fees	-	-
	$398,000	$358,000

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for the audit and reviews of the financial statements for the fiscal years ended December 31, 2011 and December 31, 2010, including our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K and services that are normally provided by our Independent Registered Public Accounting Firm in connection with statutory and regulatory filings or engagements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

For 2011 and 2010, our Audit Committee's policy with respect to the pre-approval of audit and non-audit services was to specifically pre-approve the terms and fees of each engagement for services to be performed by the independent registered public accounting firm. Our Audit Committee did not delegate its responsibility to a member of the Audit Committee or to management.

In order to ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the year ending December 31, 2012, the proposal must receive a majority of the votes represented at the annual meeting, without regard to broker non-votes, in favor of such ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE RATIFICATION
OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PROPOSAL 2 ON PROXY CARD.

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PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        The Board is providing shareholders the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our named executive officers and is being submitted to shareholders as required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Board values the opinions of the Company’s shareholders as expressed through their votes and other communications. This Say on Pay vote is advisory, meaning that it is not binding on the Compensation Committee or Board. This vote will not affect any compensation already paid or awarded to any named executive officer, nor will it overrule any decisions the Board has made. Nonetheless, the Compensation Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation when making future decisions regarding our executive compensation programs and policies.

The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders. You are urged to read the “Executive Compensation” section of this proxy statement for additional details on the Company’s executive compensation, including the Company’s philosophy and objectives and the 2011 compensation of the named executive officers.

        This proposal gives you as a shareholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“Resolved, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the section of this proxy statement entitled ‘Executive Compensation’.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER
“EXECUTIVE COMPENSATION"

PROPOSAL 3 ON PROXY CARD.

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SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the  SEC.  Such stockholders are required by the SEC's regulations to furnish us with copies of all Section 16(a) reports they file.  Based solely on our review of the copies of such forms received by us, we believe that all filing requirements applicable to such stockholders for the year ended December 31, 2011, were timely made.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Shareholders intending to present proposals at the 2013 annual meeting of shareholders and desiring to have those proposals included in our proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Exchange Act, to our Corporate Secretary on or before December 20, 2012. For proposals that shareholders intend to present at the 2013 annual meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act, unless the shareholder notifies our Corporate Secretary of such intent by March 5, 2013, any proxy solicited by us for such annual meeting of shareholders will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the annual meeting of shareholders.

By Order of the Board of Directors

/s/ Leonard W. Bartholomew
Dallas, TX	LEONARD W. BARTHOLOMEW
April 19, 2012	Corporate Secretary

A copy of our annual report on Form 10-K for the year ended December 31, 2011 may be obtained without charge upon written request to Leonard W. Bartholomew, our Corporate Secretary, 1145 Empire Central Place, Dallas, Texas 75247 or by accessing our internet website at http://financials.ffex.net and clicking on “SEC Filings.”

2012 Annual Meeting of Shareholders of Frozen Food Express Industries, Inc.

La Cima Club
5215 N. O’Connor Road, Suite 2600
Irving, TX 75039

DIRECTIONS
From Dallas/Fort Worth International Airport
DFW Airport North Exit
Merge onto TX-114 E (toward Irving/Downtown Dallas)
Exit N. O’Connor Rd., turn left on North O’Connor Rd.
Make a left turn onto West Drive

From Love Field Airport
Airport Exit
Right on Mockingbird
Right on TX-183 W (signs for Irving/DFW Airport/TX-183/TX-114)
Slight right at TX-114 W
Exit and turn right on North O’Connor Rd.
Make a left turn onto West Drive

348
348
West Las Colinas Boulevard
114
A
East Dr
N O'Connor Blvd
John W. Carpenter Fwy
Las Colinas Blvd E
Montessori Dr
N O'Connor Blvd
Goodson Dr
Wingren Dr
Decker Ct
114
Lake Carolyn
Lake Carolyn

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
FROZEN FOOD EXPRESS INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 2012 — 2:00 P.M., CENTRAL TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints S. RUSSELL STUBBS and JOHN R. MCMANAMA, and either of them, with full power of substitution, as proxies for the shareholder, to represent the shareholder at the Annual Meeting of the Shareholders of Frozen Food Express Industries, Inc. (the "Company"), to be held on May 16, 2012, at 2:00 p.m., Central Time, in the La Cima Club, 5215 North O'Connor Road, The Tower at Williams Square, Suite 2600, Irving, TX 75039 and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this proxy and, at their discretion, upon such other discretionary matters as may properly come before this meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINIES LISTED IN PROPOSAL 1 AND A "FOR" VOTE FOR PROPOSALS 2 AND 3.

	For	With-hold	For All Except
1. Election of Class II Directors: Nominees: Brian R. Blackmarr W. Mike Baggett John T. Hickerson	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

	For	Against	Abstain
2. Ratification of Grant Thornton LLP as as the Company's independent registered public accountants:	☐	☐	☐
3. Advisory vote to approve executive compensation:	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other discretionary matters as may properly come before the 2012 Annual Meeting of Shareholders and any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned. **If signed and no direction is given for any item, this proxy will be voted "FOR" all nominees on proposal 1, "FOR" proposals 2 and 3, and with respect to any other discretionary matters as may properly be brought before the 2012 Annual Meeting of Shareholders and any adjournments thereof, in accordance with the judgment of the person or persons named in this proxy voting on such matter or matters.**

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, both holders should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.

Detach above card, sign, date and mail in postage paid envelope provided.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

YOUR VOTE IS IMPORTANT
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

The shareholder acknowledges receipt of the Notice and Proxy Statement for the 2012 Annual Meeting of Shareholders and the annual report to shareholders for the year ended December 31, 2011.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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____

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PROXY MATERIALS ARE AVAILABLE ON-LINE AT:
http://financials.ffex.net/annuals.cfm.

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